AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999

                                FILE NO.333.68791

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                   FORM SB-2A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                        AMERICAN ACCESS TECHNOLOGIES INC.
                        ---------------------------------
                 (Name of small business issuer in its charter)
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
         Florida                            3661                              59-3410234
--------------------------------------------------------------------------------------------------------
(State of Incorporation)      (Primary Standard Industrial                   (IRS Employer I.D. Number)
                                Classification Number)
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  238 N. Westmonte Drive, Suite 210, Altamonte Springs FL 32714 (407) 865-7696
 -------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         238 N. Westmonte Drive, Suite 210, Altamonte Springs, FL 32714
 -------------------------------------------------------------------------------
                    (Address of principal place of business)

                            Victor Murray, President
                       American Access Technologies, Inc.
                        238 N. Westmonte Drive, Suite 210
                           Altamonte Springs, FL 32714
                                 (407) 865-7696
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to;

                           Joel Bernstein, Esq., P.A.
                            11900 Biscayne Blvd. #604
                                 Miami, FL 33181
                                 (305) 892-1122
                               Fax:(305) 892-0822

         Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

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                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                      Proposed
                              Amount of               Maximum                 Proposed Maximum         Amount of
Title of Each Class of        Shares To be            Offer Price             Aggregate Offering       Registration
Securities to be Registered   Registered              Per Unit(1)             Price                    Fee
---------------------------   -----------------       -----------             ---------                ------------
Common Stock                  588,235                 $20.50                  $12,058,817              $7,911.00
=================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on December 3, 1998.


         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       AMERICAN ACCESS TECHNOLOGIES, INC.

                         588,235 SHARES OF COMMON STOCK

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. See "Risk Factors" beginning on page 5 for a discussion of certain risk factors that should be considered by prospective investors of the securities offered hereby.

          The security holders named under "Plan of Distribution - Selling Security Holders" have advised the Company that they may from time to time sell or otherwise dispose of shares of the Common Stock to which this Prospectus relates (of which 588,235 are issuable upon Conversion of outstanding Convertible Preferred Stock) at prices then prevailing in the over-the-counter market or otherwise at prices then obtainable.

         The Company is not aware of any public market for the Warrants of the Company.

         The Company's Common Stock is quoted on the OTC Electronic Bulletin Board under the symbol AATK. On December 3, 1998, the closing bid quotation for the Common Stock on the OTC Electronic Bulletin Board was $20.50.

         Costs and expenses in connection with the registration of the securities offered hereby, estimated at $32,226, are to be borne by the Company. Brokers' commissions, taxes and other selling expenses are to be borne by the selling security holders and are not expected to exceed normal selling expenses for sales in the over-the-counter market.


         THE DATE OF THIS PROSPECTUS IS _________________, 1999.

THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY ITS INDEPENDENT PUBLIC ACCOUNTANTS AND QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.


                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                              SECURITIES REGISTERED
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
         Shares of Common Stock which may be offered by the Selling Security
Holders...........................................................................588,235

         Shares of Common Stock to be outstanding assuming all shares to which this Prospectus relates are sold................................................3,844,705

                                    BUSINESS

         The Company is a Florida corporation which was incorporated on October 21, 1996 to develop, design and manufacture products for the telecommunications industry. The Company's first product, a zone cabling termination cabinet, to facilitate the laying of cable for telecommunications systems, specifically designed for the telecommunications cabling approach known as "Zone Cabling", introduced in January 1997. The Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements to express substantial doubt as to the Company's ability to continue as a going concern.

         The telecommunications industry in general is one that is continually and rapidly expanding. Trends toward increased high speed data systems, corporate networking and desktop personal computing, have created the need for higher speed cabling, new ways to connect cabling and higher speed switching.

         The Company's Zone Cabling Termination Cabinet ("ZCTC") was introduced to the telecommunications industry in January 1997. This product acts as a mini-telephone closet that fits into the ceiling the grid system and is supported to the building structure by threaded rods, disguising its appearance and providing a high degree of concealment, esthetic appearance as well as security. The cabinet's design allows the mounting of telecommunications apparatus on a removable equipment mounting plate located on the enclosure access door. The product acts as a consolidation, distribution and termination point for the system, as well as a multi-user outlet. Use of the ZCTC in conjunction with "Zone Cabling" facilitates installation and moves, adds and changes.

         In November 1998 the Company acquired Omega Metals, Inc. ("Omega") which firm has and will continue to provide product prototyping, production, manufacturing, assembly and packaging operations to the Company. As a result of acquisition, Company no longer considered to be in development stage.

         The Company's goal is to become a leading supplier of structured telecommunications cabling system components. The Company's offices are located at 238 N. Westmonte Drive, Suite 210, Altamonte Springs, FL 32714. Its telephone number is (407) 865-7696.


                                    DIVIDENDS

         The Company has not paid any cash dividends on its Common Stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future.

                                  RISK FACTORS

         The Securities offered herein involve a high degree of risk. Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

      NO ASSURANCE OF COMMERCIAL SUCCESS; UNCERTAINTY OF MARKET ACCEPTANCE.

The Company's products compete in the highly competitive market for telecommunications products. The Company's prospects for success will therefore depend on its ability to successfully market its products to distributors who may be inhibited from doing business with the Company because of their commitment to other products. As a result, demand and market acceptance for the Company's produces is subject to a high level of uncertainty. The Company currently has limited financial, personnel and other resources to undertake the extensive activities that will be necessary to produce and market its products.
There is no assurance that the Company will be able to formalize expanded marketing arrangements or that its marketing efforts will result in substantial additional revenues. See "Business."

                         DEPENDENCE UPON KEY MANAGEMENT.

The Company is dependent upon the members of management set forth herein.
Accordingly, the Company will be adversely affected if the services of such persons ceased to be available to the Company.

                       COMPETITION; PRODUCT OBSOLESCENCE.

The markets for the technology and products developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. These companies may have substantially greater financial, technical, personnel and other resources than the Company and may have established reputations for success in developing and sales of their products. The ability of the Company to compete will depend on its ability to continually enhance and improve such products and technology, to adapt its products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There is no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

                      PROTECTION OF PROPRIETARY INFORMATION

The Company has applied for a several patents on its Zone Cabling products. On
April 26, 1998, the Company was informed by the Patent and Trademark office of its approval of the patent for cabling termination cabinet. On June 5, 1998, the Company was informed of its pending patent approval of the communications cable interconnection apparatus and associated method for an open office architecture.
There is no assurance that any patents will afford the Company commercially significant protection of its technologies or that the Company will have adequate resources to enforce its patents. The Company also intends to seek foreign patent protection. With respect to foreign patents, the laws of other countries may differ significantly from those of the United States as to the patentability of the Company's products or technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United
States. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions.

                           POTENTIAL LACK OF LIQUIDITY

The Company's common stock currently trades on the OTC Bulletin Board under the symbol: AATK. Stocks trading on the OTC Bulletin Board generally attract a smaller number of market makers and a less active public market and may be subject to significant volatility. The company has made application to The
NASDAQ Stock Market for listing on Small Capital Market. No assurance that this application will be approved. Sales of substantial amounts of shares of the Company's common stock in the public market pursuant to exercise of the warrants herein and additional capital financing transactions which may be undertaken by the Company in the future could adversely affect the market price of the Company's common stock and the Company's ability to raise equity capital in the future and may make it more difficult for an investor to liquidate his investment in the Company.

                                       4
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                                NO CASH DIVIDENDS

The Company has not paid, nor does it presently contemplate the payment of, any cash dividends on its Common Stock.

                                 USE OF PROCEEDS

         No assurance can be given that any or all of the Warrants will be exercised. Accordingly, as far as can be determined as of the date of the Prospectus, the proceeds received by the Company upon any exercise of Warrants will be used for general corporate purposes and for working capital which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses. Such proceeds would aggregate $7,060,000 if all the Warrants were exercised in full.

                              MARKET FOR SECURITIES

         The Company's Common Stock is traded in the over-the-counter market and is included in the NASD Electronic Bulletin Board under the symbol AATK. Trading began on August 15, 1997.

         The following is the range of high and low bid prices for the Company's
Common Stock for the periods indicated
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                                                          High          Low
                                                          ----          ---
             August 15, 1997 through                      $7.625        $ 2.50
             September 30, 1997
             October 1, 1997 through                      $12.00        $ 7.20
             December 31, 1997
             January 1, 1998 through                      $12.25        $11.00
             March 31, 1998
             April 1, 1998 through                        $18.50        $12.25
             June 30, 1998
             July 1, 1998 through                         $21.50        $19.00
             September 30, 1998
             October 1, 1998 through                      $20.50        $17.75
             December 3, 1998

PASS

         The above represents inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions.

         The approximate number of record holders of the Company's Common Stock as of December 3, 1998 was approximately 618.

                               RECENT TRANSACTIONS

         During October-December 1998, the Company issued 50,000 shares of 10% Series A Senior Convertible Preferred Stock with net proceeds of approximately $4,249,382.

         On November 11, 1998 the Company issued 226,470 shares of Common Stock in exchange for all the issued Common Stock of Omega Metals, Inc.

                                 DIVIDEND POLICY

         The Company has not paid any dividends on its Common Stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of using retaining earnings, if any, to finance the growth of the Company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                       AMERICAN ACCESS TECHNOLOGIES, INC.

                                    OVERVIEW

         The Company was formed in October 1996 to acquire the assets of Vic Murray and Associates, Inc. (VMA). The purchase of VMA was for the primary purpose of obtaining the pending patent for the Zone Cabling Termination Cabinet, the product which the Company has since developed and marketed.

         Shortly after the acquisition of VMA, the Company made a determination to discontinue the operations and business activities of VMA, which was a manufacturer's representative of various products. Accordingly, all of the operations of VMA have been reflected as discontinued operation in the accompanying statements of operations. The following discussion and analysis reviews the operations by the Company in 1995, 1996 and 1997. The 1995 and 1996 periods reflect the historical operations of VMA as discontinued operations, as described above. The operations of the Company with regard to the development and sale of these Zone Cabling Termination Cabinet are reflected in the historical operations for 1997. The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements of the Company, included elsewhere in this Prospectus.

                              RESULTS OF OPERATIONS

REVENUES
           Revenues for the nine months ended September 30, 1998 increased by $306,455 or 176.6% to $480,000 compared to $173,545 for the nine months ended September 30, 1997. Revenues for the year ended December 31, 1997 were $231,622 as compared to zero for the year ended December 31, 1996. The initial distribution of the Company's product did not occur until the second quarter of 1997, as the Company was primarily involved in training distributor's personnel in the operation, functioning and marketing of the Company's product.

COSTS AND EXPENSES

         Direct costs represent the cost incurred by the Company to have its product manufactured and assembled by outside contractors. These costs represented 40.0% of revenues for the nine months ended September 30, 1998 and 27.2% of revenues for the nine months ended September 30, 1997, 28.3% for the year ended December 31, 1997.

         Product development costs incurred in the nine months ended September 30, 1998 was $21,130 as compared to $3,996 for the same nine month period in 1997. For the year ended December 31, 1997 these costs were $11,072, which was an increase of $4,471 over the costs of $6,601 for the year ended December 31, 1996.This increase in costs occurred in the Company's continuing efforts to modify and update its design to vendor specifications.

         Marketing and Promotion expenses of $52,596 for the nine months ended September 30, 1998 was an increase of $19,453 over expenses for the same nine months ended September 30, 1997, which only totaled $33,143. This was a result of the Company's effort to continue to develop and market their product. The expenses for the year ended December 31, 1997 totaled $38,821. For the year ended December 31, 1996 the Company did not have any marketing and promotion costs.

         General and Administrative expenses for the nine months ended September 30, 1998 decreased by $35,514 to $383,161 as compared to total expenses to $418,675 for the nine months ended September 30, 1997. Expenses for the year ended December 31, 1997 increased by $485,817 to $544,272 as compared to total expenses of $58,455 for the ended December 31, 1996. This increase was the result of costs associated with the continued development growth of the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The Company required cash for the operating activities of $379,547 during the nine months ended September 30, 1998 as compared to $333,366 during the nine months ended September 30, 1997. The major source of cash for the nine months ended September 30, 1998 was funded from financing activities through the exercising of warrants to purchase common stock of $480,000. The use of cash is due primarily to support expenditures for start up operations and manufacture, promotion and distribution of products.

         The Company's operating and capital requirements in connection with its operations have been and will continue to be significant. Based on its current plans, the Company anticipates that revenues earned from product sales will be the primary source of funds for operating activities. The Company believes that revenues in addition to existing cash and cash equivalents remaining from proceeds of it private offering, will be sufficient to meet its capital and liquidity needs for the next 12 months. The Company also believes that cash required to fulfill purchase orders will be available through bank borrowings or factoring, if required. The company's primary customers are substantial corporations with credit ratings that will support such credit arrangements.

         The Company is still in the process of emerging from the development stage and, therefore, has generated little revenue to date. As reflected in the accompanying financial statements, the Company incurred a net loss of $53,421 for the quarter ended September 30, 1998 compared to a net 1oss of $147,802 for the same quarter in 1997. Management's plans include the following:

         1. The Company has arranged for marketing in association with manufacturers and distributors of telecommunications equipment, which will enable the Company to obtain orders for its products with a minimal expenditure of the Company's resources. The Company is presently organizing a manufacture's rep program to assist in the distribution of their equipment.
         2. The Company has arranged for manufacture of its products by an outside supplier in order to minimize the financial requirements necessary for production. The Company is intending to purchase this manufacturer. The status of this acquisition is discussed in the Other Matters note included in this filing.
         3. The company believes that it can acquire working capital through sale of additional securities (including exercise of outstanding warrants), or borrowings, including bank borrowing, in view of the nature of its customer base. Nevertheless, the Company continues to be subject to a number of risk factors, including the uncertainty of market acceptance for its product line, the need for additional funds, competition, technological obsolescence and the difficulties faced by start up companies in general.

SUBSEQUENT EVENTS

         Since October 1, 1998 and to December 10, 1998, the Company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 50,000 shares have been sold for gross proceeds of $5,000,000.

         The Company has an agreement to acquire six acres adjacent to the Omega facility for $80,000. The Company plans a first quarter plant expansion of 30,000 sq. ft. to supplement their assembly capabilities. The capital cost to complete this expansion will be funded from cash flows and working capital.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

          Computer systems and/or software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. As is the case with most other companies using computers in their operations, the Company recognizes the need to ensure that its operations will not be adversely impacted by software and/or system failures related to such "Year 2000" problem. The Company has been reviewing its own internal computer and related information and operational systems to assess the actions required to assure Year 2000 compliance. Based on information currently available, the Company believes that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on the Company's business, financial condition and results of operations in any given year. However, even if the internal systems of the Company are not materially affected by the Year 2000 problem, the Company's business, financial condition and results of operations could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

                               OMEGA METALS, INC.

REVENUES

            Revenues for the nine months ended October 31, 1998 increased by $772,334 to $3,873,425 from $3,151,091 for the nine months ended October 31, 1997. Revenues for the year ended January 31,1998 increased by $180,033 to $4,194,889 from $4,014,856 for the year ended January 31,1997. The Company has recently added sales representatives in North Carolina and Central Florida to increase the revenue base.

COSTS AND EXPENSES

         Direct costs represent the cost incurred to manufacture the Company's products. These costs represented 45.3% of revenues for the nine months ended October 31, 1998, 50.4% of revenues for the nine months ended October 31, 1997, 49.7% of revenues for the year ended January 31, 1998, 47.9% of revenues for the year ended January 31, 1997. The percentage decrease in the nine months ended October 31, 1998 was the result of more aluminum usage requiring less painting in the finished products sold.

         Selling, General and Administrative expenses increased by $124,700 to $1,069,485 for the nine months ended October 31, 1998 from $944,785 for the nine months ended October 31, 1997. For the year ended January 31, 1998 these costs increased by $240,033 to $1,767,118 from $1,527,085 for the year ended January 31, 1997. From a revenue comparison these costs represented 27.6% of revenues for the nine months ended October 31, 1998, 29.9% of revenues for the nine months ended October 31, 1997, 42.1% of revenues for the year ended January 31, 1998, 38.0% of revenues for the year ended January 31, 1997. The major increase in the Selling, General and Administrative expense percent to revenues in the year end amounts was due to the awarding of management year end incentive bonuses.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's operating activities provided cash of $1,018,969 for the nine months ended October 31, 1998 as compared to $114,053 for the nine months ended October 31, 1997. For the year ended January 31, 1998 the operating activities provided cash of $57,692. This was a decrease of $483,627 from the cash provided for the year ended January 31,1997 of $541,319. The Company anticipates revenues from operations will be the primary source of funds and will be sufficient to meet its capital and liquidity needs for the next year.


SUSEQUENT EVENTS

         On November 11, 1998 the Company was purchased by American Access Technologies, Inc.. The transaction included an exchange of 226,470 restricted common stock shares being issued.

                                    BUSINESS

                               COMPANY BACKGROUND

         The Company's founder, Vic Murray, began working in the electrical, cable and industrial supply business in 1945. As a Manufacturer's Representative, he worked for such high profile companies as Graybar Electric Company and Florida Electric Supply. Mr. Murray opened Vic Murray & Associates as an independent manufacturer's representative in 1977 and such firm was incorporated as Vic Murray & Associates, Inc. (VMA). VMA developed agency relationships with electrical engineers, electrical contractors, municipalities, power companies and distribution companies throughout the State of Florida. The Company acquired VMA in exchange for Company common stock in 1996 and ceased its manufacturer's representative business in order to engage exclusively in the business described herein. In November 1998 the company acquired Omega Metals, Inc. of Keystone Heights Florida.

         As a direct result of the break-up of the AT&T monopoly, thousands of technology, service and equipment companies began to develop revolutionary telecommunications products and services.

         These companies could now fairly compete for business within the rapidly evolving multi-billion dollar telecommunications industry. Simultaneously, the computer industry evolved at a rapid pace as well. The telecommunications industry was forever changed and for the first time in this industry, a myriad of new business opportunities emerged.

         Richard Murray was directed to research and evaluate the industry to determine in which categories of supply and support they would specialize. The decision was made to focus on wire management for voice, data, fiber optic, CCTV and CATV applications. With the birth of new and revolutionary high speed telecommunications technology and equipment, wiring and wire management would become a critical part of the telecommunications industry.

         Along with other specialists throughout the United States, the Murray's quickly realized that designers of new buildings and renovations did not consider adequate spacing and design requirements in order to accommodate the telecommunications wiring. Although wire and wire management is a critical portion of telecommunications, in some cases, the design engineers actually had forgotten to include it in the project design. These engineering and industry oversights create significant and expensive changes in structure design resulting in the loss of usable or otherwise rentable spaces. Additionally, excessive future moves, adds and changes (MAC's), of personnel offices, telephones, data terminals and other cable termination points were generally given little consideration.

                       BACKGROUND FOR PRODUCT DEVELOPMENT

         Until now, Wire Management Systems have not evolved as rapidly as the Telecommunications Industry as a whole. Industry leaders began to realize that with the advent of technologically advanced equipment, systems, new methods of conveyance (e.g. Fiber Optics) and the demand for connection to the "Information Super Highway", the established methods of wiring and wire management were outdated.

         Telecommunication wiring originates outside the building and is routed into the building through either an underground, direct buried or aerial service entrance facility. An internal room within the building is designated as the Entrance Facility (EF) and is normally located either on the first or in a basement floor level. This space can also be used as the Equipment Room (ER). If this space serves as the ER and houses the EF, it may also contain the main hub of backbone pathways and cables that feed the various Telecommunications Closets
(TC) throughout the building. This main hub location is known as the Main Cross-connect (MC). As a minimum, each and every floor of the building has a Telephone Closet (TC). The TC functions to connect backbone cables to horizontal cables (Horizontal Cross-connect - HC) or backbone cables to backbone cables. TCs that contain backbone cables and pathways from the MC and from another TC are called an Intermediate Cross-connect (IC). From the MC, high pair count backbone cables are fed to every floor's designated TC (IC or HC). Cabling is distributed to each floor through vertical and horizontal backbone cables and pathways located in the center of the building that are usually surrounded by firewalls. Every station location, (phone, fax, data, computer etc., located at each Work Area - WA) is required to have two horizontal cables that run from the WA back to the TC which in turn is fed back to the IC or MC. ANSI/TIA/EIA 568-A telecommunications standards require two drops per WA. This wiring from the TC to the workstation is generally referred to a "star" topology. Therefor each cable drop is a "direct run" from the Work Area to the Telecommunications Closet and its associated Horizontal Cross-connect.

         This method of wiring and wire management provides for very little cabling system flexibility to accommodate future moves, adds or changes (MAC service orders).

         The MC services the whole building and is generally located in a common area. The TC is also located in common areas within each floor. The HC could be as far as 295 ft. (90 meters) away from each termination point in the Work Area. For uncategorized voice wiring, the maximum backbone cable length is 800 meters. This means that a massive amount of wire is required for telecommunication applications. It is not unusual for a high rise building of 40 floors to have 200 - 300 Miles of wiring. The old method of zone cabling, requires very expensive modular furniture for cable distribution within the office environment in order to meet the multitude of industry standards and regulations. In some applications, even modular furniture may not meet industry guidelines. The Company's products are specifically designed to provide cabling solutions.

         Today the telecommunications industry methods of information conveyance must be able to handle more traffic than ever before. Wire and wire management must be able to provide voice, data, video and low-voltage communications faster, cheaper, cleaner, longer runs, using less space, while at the same time accommodating long term considerations for expensive moves, adds and changes (MAC's). Utilizing old methods of zone cabling, each and every move, add and change for each workstation drop requires that a new "home run" be installed back to the TC-HC. The Zone Cabling Termination Cabinet eliminates that need by placing the telecommunications equipment close to the workstation and in an inconspicuous location. Zone cabling moves, add's and changes are not only expensive but time consuming and inconvenient. Cabling, wire management and telecommunications technology is rapidly evolving. The industry leaders began to address the need for new cabling methods and equipment. These companies, industry associations and individual experts have joined together to create new and revolutionary standards. Companies such as Lucent Technologies, Ortronics, AT&T, Krone, Belden, Siecor, Hubbell, Leviton Telcom, Superior Modular Products and American Access Technologies, Inc., in conjunction with various standards organizations and telecommunications standards committee's, are developing and introducing innovations in wire/cabling design, connections, consolidation, distribution and termination points, providing for telecommunication signals to be transmitted cheaper, faster, longer and clearer utilizing less space. This method of cabling is called "Open Office Architecture'"

         "Open Office Architecture" or more commonly called "Zone Cabling", is a design allowed by ANSI/TIA/EIA Telecommunications Systems Bulletin 75. The purpose of this design is to horizontally extend the location of the consolidation point closer to the individual Work Areas. These locations of consolidation points are called Zones.

                                  ZONE CABLING

         Zone Cabling is officially defined as an "Interconnection in the horizontal cabling which allows work station drops to be reconfigured frequently without disturbing the horizontal cable run".

         Zone Cabling is used in open office areas, hotels, convention centers, entertainment and theme parks, hospitals, government buildings, schools, industrial complexes, data centers, banks, and any other area where a flexible cable layout is required to support collaborative work or provide service to an area of high density and common use. Zone Cabling is used to support office areas where reconfiguration of work areas is required due to a high rate of rearrangements and/or reconfigurations (Moves, Adds and Changes are often referred to as Churns).

                         PRODUCT AND PRODUCT DEVELOPMENT

                  The Company determined that it needed to expand in this market place as rapidly as possible. The Company was reorganized and is now named American Access Technologies, Inc. The purpose of the Company is to identify, design, develop, and manufacture new products for any and all telecommunications cabling applications with a specific focus on zone cabling. The Company consulted with many of the leading telecommunications specialists and engineers and all were in agreement. No one had developed a device that met all of the industry standards and could effectively and efficiently be utilized as a zone cabling consolidation/distribution/termination point. However, some sort of device was absolutely required to complete the "Open Office Architecture"/Zone Cabling design. American Access Technologies, Inc. performed the necessary research and verified that no such Zone Cabling Termination Cabinet existed. In fact, such research indicated that no one was even developing such a zone device.

         The Company has designed a consolidation/distribution/termination point enclosure called Zone Cabling Termination Cabinet, (ZCTC) and currently holds a Utility Patent Pending for such enclosure that may be installed in the ceiling, above the ceiling, on or in the wall or on or in the floor structure. The ceiling ZCTC is uniquely utilized as a consolidation/distribution/termination enclosure that fits into the suspended ceiling the and system. The ZCTC provides easy access to the horizontal cabling backbone, reduces material and installation effort, and minimizes office disruption and down time of systems while at the same time enhances telecommunication security and reduces the floor and wall space requirements for termination apparatus. The floor ZCTC provides the same application solution in a floor installation.

         The Company believes its ZCTC products are the only enclosures manufactured that can function as a consolidation, distribution, termination pointer multi-user outlet in a zone cabling system and still comply with all industry and government guidelines, standards and regulations. The ZCTC products provides an enclosure that can be utilized for any and all low voltage wiring systems including but not limited to voice, data, video, HVAC, building controls, security, and fire/life/safety wiring systems. The ZCTC was designed to accommodates all manufacturers equipment including Category 3, 4 and 5 Jack Panels, Patch Panels, and Punch Panels as well as fiber optic cables.

                               PRODUCT APPLICATION

         The ZCTC will reduce the amount of wire needed for home runs from the workstation to the TC-HC. These individual home runs will now run from the Work Area to the ZCTC which is now located closer to the station termination (modular jack). The ZCTC will be located within a controlled work environment which is readily accessible located in the ceiling the grid system. The ZCTC is designed to physically accommodate all of the newly developed "Open Office Architecture" wiring equipment and distribution connections. This enclosure is mounted in a standard 2ft. x 4 ft. ceiling the grid system but is physically attached to the building structure to support the weight of the equipment installed within the enclosure. The equipment access door opens from below the ceiling the for easy maintenance, installations or MAC'S. Specially trained technicians will no longer be required to effectuate MAC'S. The new wiring and distribution equipment is of the modular plug-in type (not one time use) creating less down time, loss of productivity and can be easily re-routed and reused. The initial installation of the ZCTC is approximately the same as the old method of Distribution Cabling. However, the Company believes the short term and long term cost savings are very significant. It estimates that the ZCTC will reduce short term and long term costs by:

         Fire Stopping-reduced cable penetration resulting in reduced material cost.

         Cable reuse-Cable can be re-routed for re-use.

         Labor-Zone Cabling Termination Cabinet allows shorter cable runs for MAC's

         The Zone Cable Termination Cabinet (ZCTC) provides better utilization of the common area TC's. and provides the building owners more usable space. The ZCTC provides for more efficient utilization of horizontal cables and it significantly reduces the physical mass of cables to be run throughout the building.

         It also moves the point of connection closer to the Work Area making it easier to effect changes and modifications without disturbing the work force. Ceiling the is attached to the exposed "underside" of the enclosure disguising its appearance thereby providing an degree of concealment and security for the horizontal cable consolidation/distribution/termination point. It offers greater security to the communication system since it is obscured, out of reach and can easily be monitored by closed circuit TV. Breaking down communications into zones is a sensible and cost effective alternative to the conventional methods of cabling a building.

         The benefits include: Reduced employee disruption, reduced system down times, lower hourly rate for qualified technicians.

                                    STANDARDS

                  The standards, regulations and various Industry association guidelines are very specific. The Company believes its Zone Cabling Termination Cabinet (ZCTC) is the only product that meets the standards/requirements of the telecommunications industry Building Industrial Consulting Services International (BICSI), National Electric Code regulations NEC 300-22 B & C, American National Standards Institute/Telephone Industry association/Electrical Industry Association publication 568 A, as well as the Zone Cabling guidelines as specified in the newly released Telecommunications Systems Bulletin - TSB 75. The Zone Cabling Termination Cabinet (ZCTC) is the only product known to the Company that meets or exceeds these regulations and guidelines and has and Underwriters Laboratories listing of UL 1863. This product is the only product that has been tested by Underwriters Laboratories for this application. Therefore, Underwriters Laboratories has assigned this product to a new category listing. This listing is identified as UL 1863 (Telecommunications Cabinets) under 31RF, and is further identified as a Type 12 rated enclosure for Plenum type installations. The ZCTC is also listed as UL2043. The ZCTC is currently the only enclosure manufactured to these standards.

                                    MARKETING

                  The primary focus of marketing efforts is to "PARTNER" with major equipment manufacturers and telecommunications distributors since the Company's products are designed to enhance the sales the manufacturer and distributor. Since the Company's products enable the placement of telecommunications equipment into ZONES and still comply with all of the industry guidelines and building regulations, each of these companies can use the Company's enclosure to sell more of their products. By partnering with the Company each manufacturer and/or distributor has opportunity to gain a larger share of their respective markets. The Company is providing various support programs and materials that enhances its partners marketing plan.

                  The Company has developed several collateral marketing pieces. These collateral material pieces range from one page to an eight page full color product and application brochure. Our printed materials and World Wide Web Site currently serves as our primary marketing tools. All of these marketing/media materials provide Company information, product information, engineering specifications, drawings, application for use, installation instruction, features and benefits tailored to each individual market need. Additionally the World Wide Web Site provides marketing support materials that can be downloaded and printed at individual locations throughout the world. Questions and answers can be transmitted via e-mail feedback capability, query analysis for tracking of inquiries, lead generation for the distributors, distribution of marketing materials to end users not normally addressed by the individual distributors.

                  The largest and most recognized telecommunications training and certification organization (BICSI) is currently using the ZCTC line of products as an integral part of their Zone Cabling Training and Certification course.

              The Company is participating with its partners in trade shows as a component in their individual booths and hospitality suites. However, the Company will individually participate in three or four trade shows per year. Two of the shows are focused around standards, training and certifications. The remaining two shows are industry product shows. The Company attended SUPERCOMM 97 that was held in New Orleans in June 1997. The Company believes that certain of its partner relationships were as a result of its show presence.

                  The end users of the Company's products contract with specialized, BICSI Certified Registered Communications Distribution Designers
(RCDD), qualified engineers and contracting firms. These specialist design, specify, purchase and install cabling of all types, switches and all other telecommunications equipment as required by the end user. All product purchases are made through authorized distributors with the exception of certain companies who can purchase extremely large quantities as a private label type product.

         The market potential for the Zone Cabling Termination Cabinet is believed to be large and can be generally classified within two categories- "New Installation" and "Refurbishment of Existing Facilities".

                             DISTRIBUTION AND SALES

         American Access Technologies has entered into a national distribution contract with ANIXTER Internationals, Inc.

         Anixter International Inc. (NYSE: AXE), 1996 revenues $2.5 billion.

         Anixter International is a leading value-added provider of integrated cabling and networking solutions that support business information and network infrastructure requirements. Anixter teams with customers to implement these solutions by combining a variety of customized pre- and post-sale services, products from the world's leading manufacturers, and superior logistics management through a global network of 37 countries with 205 domestic operating locations. Anixter International also owns approximately 19 percent of ANTEC (NASDAQ: ANTC).

         American Access Technologies has negotiated distribution agreements with the following Regional distributors:

         CED-American Electric, Inc. (Data Voice)

         Founded over 100 years ago as a private Company and has grown to over 400 locations spread over 48 states and Canada. CED gross revenues in 1996 exceed $500 million and they employee over 3,500 people in their service area. They stock over 25,000 separate inventory items with well in excess of 1 million warehousing facilities.

         State Electric Supply

                  State Electric was founded in 1954 in Dunbar, West Virginia, as a private Company and has grown to over 22 locations spread over seven states. State Electric Supply gross revenues in 1996 of over $125 million, and employees over 500 people in their service area.

         Core Data Comm, a Regional Distributor specializing in telecommunications.

         American Access Technologies, Inc., is currently negotiating with several National Distributors. There can be no assurance of any additional distribution agreements.

                                   COMPETITION

         The market for telecommunications products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. The Company believes that the principal competitive factors in its markets are conformance to standards, reliability, safety, product features, price, performance and quality of customer support. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

                                  MANUFACTURING

         The Company has developed all of its products utilizing computer assisted design drawings (CADD). Master copies of its products are safeguarded at the home office and certain copies are available to outsource firms.

         On November 12, 1998, the Company has acquired all the outstanding common stock of Omega Metals, Inc.(Omega), in exchange for 226,470 shares of the Company's Common Stock. Omega has been a contact manufacturer of various products used in the telecommunications industry.

         Omega is a precision sheet metal fabrication and assembly company located in Northeast Florida midway between Jacksonville and Gainesville. The company was established in 1981, serving a diverse client base of over 300, including engineering, technology and electronic companies, mostly in the Southeastern markets. Clients include the likes of Carlisle Industries, CSX Railroad and the U.S. military.

         Omega Metals, Inc. operates from its 30,000 sq. ft. manufacturing facility situated on 3 acres of land that it owns. The manufacturing process is run by a state-of-the-art computer control system. Manufacturing services include precision stamping, bending, assembly, painting and silk screening. Quality control at Omega Metals is based on the Department of Defense military standard MIL-1-45208A. Inspection equipment is strictly maintained to assure consistent quality.

         Diversified facilities and equipment allow Omega Metals, Inc. to handle a broad range of customer requirements. Strict attention to quality assures our customers of consistent production and conformity to their specific requirements.

         Omega's manufacturing capacity of approximately five (5,000) thousand units per month and has additional property for expansion as the need arises. Their manufacturing capability is not limited to only precision metal fabrication as they also provide on site state of the art high-tech surface coatings such as Iridizing, Powder Coating, Silk Screening and specialized production painting.

         By acquiring Omega with its 50 employees, the Company adds valuable Long term management skills in the person of Erik Wiisanen and John Presley. Omega will continue to operate as a wholly owned Subsidiary with their sales and manufacturing intact. The Company has an agreement to acquire 6 acres adjacent to their property and plans a first quarter plant expansion of 30,000 sq. ft to supplement their assembly capabilities. The capital cost to complete this expansion will be funded from cash flows and working capital.

                           FUTURE PRODUCT DEVELOPMENT

         As the Company identified the specific product needs of the telecommunications industry they developed products to address these needs. Products designed to date have been accepted by the major Standards and Code Authorities throughout the United States. The products assist equipment manufacturers in marketing their own products.

         The Company's first design was a low-voltage Zone Cabling Termination Cabinet which mounts within the ceiling the grid system. The Company developed accessory equipment to permit cable penetrations and maintain fire rating.

         The second phase was to develop a cabinet that serves as a termination, distribution and/or consolidation point within a raised floor data center. This unit has been developed with a prototype. It is estimated that this unit will be in production within the next six months.

           The third phase includes a high-voltage termination cabinet that mounts into the ceiling the grid system to house active electronics, including computer hubs, routers and switches. This unit will accommodate Fiber Optics as well as conventional copper wiring. We anticipate that this unit will be U.L. listed and into production within the next six months.

         There can be no assurance that any new products will be successfully developed or marketed.

                              INTELLECTUAL PROPERTY

         The Company has filed with the United States Department of Commerce, Patent and Trademark Office application for patent, pending No. 08785006, for Zone Cabling Termination Cabinet and Communications Cable Interconnection Apparatus and Associated Method for an Open Office Architecture. The patent application contains approximately 67 various claims associated with zone cabling techniques. On April 26, 1998, the company was informed by the Patent and Trademark Office of its approval for patent of its Cabling Termination cabinet. On June 5, 1998 the company was informed of its approval for patent of a communication cable interconnection apparatus and associated method for an open office architecture. Both programs are for utility patent.

         The Company has made a formal filing under the Patent Cooperation Treaty, Paris, France.

         There can be no assurance that any patents will be granted on the Company's products or, if granted, that they will provide meaningful protection against competing products which may be introduced. See "Litigation."

                   GOVERNMENT REGULATION - INDUSTRY STANDARDS

         The markets for the Company's products are characterized by the need to meet governmental and industry standards. In the U.S., the Company's products must comply with various regulations established by the Federal Communications Commission and Underwriters Laboratories, as well as standards established by Bell Communications research and local building codes. The ZCTC has been approved by Underwriters Laboratories for low voltage communications and meets or exceeds the national electrical code requirements when used with appropriate fire foam kits in association with cable access penetration models

         The Company maintains membership in trade organizations such as the Telecommunications Industry Association, International Association of Electrical Inspectors and Building Industrial Consulting Services International.

                                    EMPLOYEES

         As of December 3, 1997 substantially all of the activities of the Company are undertaken by its three officers, who are engaged pursuant to Executive Management Agreements, and two commission sales representatives. See "Executive Compensation - Executive Management Agreements". Omega employs approximately 50 persons, including 5 in management,2 in marketing and sales,3 in engineering and approximately 40 in production and distribution.

                                   LITIGATION

         The Company is defendant in a suit filed in January 1998 in the 18th Judicial Circuit Court of Florida by Steve R. Jones who was the Company's President from April 1997 to August 1997. Mr. Jones seeks rescission of a consulting agreement he signed with the Company in August 1997, a declaration that certain provisions of such agreement relating to non-competition, trade secrets, non-disclosure and conflict of interest are no longer applicable to Mr. Jones, damages for failure of the Company to make consulting payments of $7,500 per quarter to Mr. Jones and the present value of his stock options which he agreed to surrender to the Company (200,000 options at $8.00 per share) and the value of 200,000 shares of the Company's common stock which he surrendered pursuant to the consulting agreement. The Company believes it was justified in not paying Mr. Jones' consulting fees due to Mr. Jones' failure to perform the consulting services assigned to him. Mr. Jones, is also seeking a judicial determination that Mr. Jones is the inventor, or a co-inventor, of the Company's Zone Cabling Termination Cabinet. The Company does not believe that Mr. Jones is the inventor or a co-inventor of such product. If it were determined that Mr. Jones was the inventor or co-inventor of the Company's product, such fact could cause the invalidity of any patent issued to the Company on such product.

                                   FACILITIES

         The Company's executive offices in Altamonte Springs, Florida comprise 3,000 square feet and are leased on a 3 year lease expiring December 31, 1999 at a rent of $3,133 per month.

         Omega operates out of a company owned facility consisting of approximately 30,000 square feet of manufacturing/office complex located in Clay County, Florida, situated on approximately 3 acres of land. The building and land is owned by the corporation.

                                   MANAGEMENT

         The directors, executive officers, and key employees of the Company are as follows:

         Name             Age              Position
  -----------------       ----             ---------
  Victor E. Murray         73               President, Director
  Richard A. Murray        43               Vice President, Director
  Bobby E. Story           57               Secretary, Treasurer, Director
  John W. Cooney           62               Director
  Victor D. Phillips       55               Director
  John Presley             59               Director, President Omega Metals, Inc.
  Erik Wiisanen            52               Secretary, Treasurer, V. P Marketing, Omega Metals, Inc.

         VICTOR E. MURRAY, President and Director, has a 30 year track record of success in the Electrical Engineering field with experience in distribution, manufacturing and marketing. He has worked with companies such as Florida Electrical Supply, Graybar Electric, James & Associates and Ralston, Lowe, Inc. The clients he has served range from engineers and contractors to power companies and municipalities. Employment history for the past five (5) years is:

         October 1996 to February 1997 and August 1997 to Present: President - American Access Technologies, Inc.

         January 1, 1995 to October 1996: President - Vic Murray & Associates, Inc.

         April 1977 to December 31, 1994: Vic Murray & Associates, Inc. Manufacturer's Representative

         RICHARD A. MURRAY, Vice President-Sales and Director, has over 15 years experience in the electrical field specializing in such area as Ozone Generation, electrical switching and telecommunications. He has over 2 years high level military training in sensitive electrical technologies. Mr. Murray was Vice President of Sales for COOL WAY. Employment history for the past five
(5) years is:

         October 1996 to Present: Vice President - American Access Technologies, Inc.

         January 1, 1995 to October 1996: Vice President - Vic Murray & Associates, Inc.

         April 1977 to December 31, 1994: Vic Murray - associates - associate, manufacturer's representative specializing in the telecommunications supplies, wiring, and equipment.

         BOBBY E. STORY, Secretary/Treasurer, CFO and Director, has been a former practicing CPA and real estate developer during the past 30 years. He worked for Arthur Young & Company CPA (now Ernst & Young, LLP), Treasurer for Condev Corporation an international developer located in Winter Park, Florida, and directed the real estate operations in Florida for Drexel Burnham Lambert & Company. He functions as the Chief Financial Officer for the corporation. Employment history for the past five (5) years is:

         October 1996 to Present: Sec/Treasury, CFO - American Access Technologies, Inc.

         August 1996 to October 1996: Financial Advisor - Self employed.

         March 1996 to August 1996: George S. May Co. Project Manager

         April 1987 to March 1996: NACEX, Inc. Controller, Vice President
Finance

         JOHN W. COONEY, Director, is a certified public accountant. He was Senior Tax Partner at Coopers & Lybrand until he retired in 1986. He has practiced as a tax and financial consultant since then. Employment history for the past five (5) years is:

         January 1987 to Present: Operates J. W. Cooney, CPA as a sole proprietorship.

         VICTOR D. PHILLIPS, Director, is a member of the Company's Active Advisory and Consulting Board. He has been in the telecommunications industry for over 30 years, certified as a Registered Communications Distribution Designer, teaches as a certified BICSI instructor, past National President of BICSI and is currently President of Information Transport Systems Designers International which provides consulting, design, inspection and project management services. Mr. Phillips is a member of the International Association of Electrical Inspectors and is a communications inspector and member of the Florence County Board of Appeals in Florence, South Carolina. Employment history for the past five years is:

         August 1991 to Present: President of Information Transport Systems Designers.

         JOHN PRESLEY, Director of the company since November 1998, and President of Omega Metals, Inc. is a graduate registered professional Engineer. He graduated from the University of Florida in January of 1961 with a BSME and attended a number of Colleges for graduate work. He worked in many industries as an engineer and Manager before founding Omega metals in 1981.

         ERIK WIISANEN,Vice-President-Marketing of Omega.

         Mr. Wiisanen graduated from Cornell University in 1965. He worked in Banking until 1970 and was a representative for shipping interests until helping found Omega Metals in 1981. He has been in charge of sales since 1981.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

          The following table sets forth the total compensation paid to the Company's chief executive officer for the last three completed fiscal years. No executive officer of the Company received compensation of $100,000 or more during any such year.

Name and                                                                             Other Annual
Principal Position                Year                      Total Income             Bonus                    Compensation
------------------                ------------------        ------------------       ------------------       ------------------
Victor E. Murray, President       1995*                     $51,576                  -0-                      -0-
                                  1996*                     $25,501                  -0-                      -0-
                                  1997                      $60,000                  -0-                      -0-
                                  1998                      $60,000                  -0-                      -0-


*paid by Vic Murray and Associates, Inc.

                              DIRECTOR COMPENSATION

          At present, director fees are paid to Victor D. Phillips at the rate of $250 per meeting plus travel and lodging expenses. No other fees are paid for director services.

                              EMPLOYMENT AGREEMENTS

         On November 11, 1998 two officers of Omega Metals, Inc. have entered into employment agreements with Omega Metals, Inc. The individuals and their titles are as follows:

         John Presley            President, Omega
        Erik Wiisanen            Secretary/Treasurer, V.P. Marketing, Omega

         Each officer is authorized a salary of $125,000 per year plus a profit participation of 10% of Omega's net profits in excess of $1,200,000 per year.

         The term of the agreements are for two (2) years. It may be terminated by action of the Board of Directors for cause on thirty days prior notice.

                                 INDEMNIFICATION

                        FLORIDA BUSINESS CORPORATION ACT

          Subsection (1) of Section 607.0850 of the Florida Business Corporation Act ("BCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         BCA Section 607.0850 further provides that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

                            ARTICLES OF INCORPORATION

         Article 4 of the Company's Articles of Incorporation provides that the Company shall indemnify those persons entitled to be indemnified, to the fullest extent permitted by law.

                    SECURITIES AND EXCHANGE COMMISSION POLICY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Victor E. Murray, President, is the father of Richard A. Murray, Vice President of the Company. They co-invented the primary product of the Company, the Zone Cabling Termination Cabinet and subsequently assigned all rights to the patent to the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth, as of December 3, 1998, the beneficial ownership of the Company's Common Stock by (i) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and officers as a group.


                                                            Number of        Percent of Outstanding
Name                                                          Shares            Common Stock(1)
----                                                          ------            ---------------
Victor E. Murray                                                400,000                12.28%

Richard A. Murray                                               400,000                12.28%

Bobby E. Story                                                  390,000                11.98%

John Presley                                                    113,235                 3.47%

John W. Cooney                                                   50,000                 1.68%

Victor D. Phillips                                                4,500                 .14%

Bridge Bank, Ltd.                                               437,000                13.42%

Cede & Co.                                                    1,027,133                31.54%

Officers and Directors
  as a group (6 persons)                                      1,357,735                41.69%

(1) Based upon 3,256,470 shares outstanding

         Does not include warrants to purchase Common Stock at $8.00 per share as follows: Victor E. Murray - 70,000 shares; Richard A. Murray - 70,000 shares; Steven K. Robinson - 70,000 shares; Bobby E. Story - 70,000 shares.

                            DESCRIPTION OF SECURITIES

                                  COMMON STOCK

         The Company is authorized to issue 10,000,000 shares of Common Stock with $.001 par value. The holders of the Common Stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The Company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive the net assets held by the Company after distributions to the creditors. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of Common Stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable

Preferred Stock

   The Board of Directors has the authority to cause the Company to issue without any further vote or action by the stockholders, up to 1,000,000 shares of Preferred Stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control.

   In October and November 1998, the Company issued 50,000 shares of Series A 10% Senior Convertible Preferred Stock as the Convertible Preferred Stock with the rights, privileges and designations of the Convertible Preferred Stock which includes:

   Conversion. Preferred Stock will be convertible into shares of Common Stock at any time after the sixth month anniversary of the initial issuance of Preferred Stock, at the option of the holder. Preferred Stock will be automatically converted into Common Stock upon delivery of written notice by the Company at any time after the fifth anniversary of the final issuance (November 16, 1998). For the purposes of conversion, each share of Preferred Stock will be valued at $100 and will be converted into Common Stock at a price of the lower of (x) $17 per share (subject to adjustment under certain circumstance) and (y) 80% of the average closing bid price for Common Stock in the 15 trading days preceding conversion (or if converted in connection with a firm underwritten public offering, 80% of the per share price applicable in such offering).

   Liquidation Preference. $100 per Preferred Share, plus accumulated dividends. A sale or change of control of the Company will be considered a liquidation for the purposes of entitling the holders of Preferred Stock to receive their liquidation preference.

   Dividends. Dividends will cumulate on each Share at a rate of 10% per annum, based upon a base value of $100 per share of Preferred Stock, and be payable in cash or stock (at the option of the Company) upon conversion of such share. Preferred Stock will also receive dividends on an as converted basis, when and if dividends are declared on the Common Stock.

   Voting Rights. The Preferred Stock will vote, on an as converted basis, with the Common Stock. Without the consent of the holders of a majority of the outstanding shares of Preferred Stock, the Company may not (i) issue other series of preferred stock that are pari passu with, or junior to, to Preferred Stock, (ii) amend the terms of the Preferred Stock, (iii) amend any of the terms of the Company's Amended and Restated Articles of Incorporation or By-laws if such amendment would have an adverse effect on upon the rights of the holders of Shares or (iv) issue any Preferred Stock other than in connection with the Offering or the transfer of any Preferred Stock issued in the Offering.

   Board Representation. The Holders of Preferred Stock will have the right, voting as a separate class, to elect two of seven members of the Company's Board of Directors and, following the occurrence of a Majority Voting Event (see "Events of Non-Compliance" below) will have the right, voting as a separate class, to elect six of eleven members of the Company's Board.

   Events of Non-Compliance. An Event of Non-Compliance will occur upon (i) the Company's failure to comply with the terms of the Preferred Stock, (ii) the acceleration of any indebtedness of the Company or any of its subsidiaries or
(iii) the Company (A) becoming insolvent, (B) applying for, or consenting to, the appointment of a receiver or trustee appointed, (C) has a trustee or receiver appointed which is not discharged within 60 days or (D) has a bankruptcy proceeding commenced against it. Upon the occurrence of an Event of Non-Compliance, the Company is obligated to notify the holders of Preferred Stock. Within forty five days of such notice, each holder of Preferred Stock will have the right to tender Preferred Stock to the Company for redemption at a price per share equal to (x) 1.1 times (y) the sum of $110 plus all accrued an unpaid dividends accrued on such Preferred Share through and including the date of redemption; provided that if the Event of Non-Compliance ceases within such forty-five day period, the tenders shall be null and void, and the tendered shares shall be returned to the tendering holders. If a majority of the Preferred Stock outstanding before the occurrence of the Event of Non-Compliance are so tendered, and the Company fails to redeem all of the Preferred Stock so tendered (unless the Event of Non-Compliance ceased before the Company was so required to redeem such shares), then the holders of a majority of the outstanding Preferred Stock will have the right to declare a Majority Voting Right Event, giving the holders of Preferred Stock the right to elect a majority of the members of the Company's Board of Directors.

   Exchange Privileges. If the Company issues any securities convertible into Common Stock other than pursuant to the Offering (either alone or as part of a unit) each Holder of Preferred Stock shall have the right to exchange such Preferred Stock, at any time within twenty days following notice of the proposed issuance from the Company, for such convertible securities (or units) to be so issued, at the price payable in connection with such issuance, with the Preferred Stock being valued at $100 per share plus all accrued and unpaid dividends thereon.

   See "Management's Discussion and Analysis of Results of Operations and Financial Condition".

                              PLAN OF DISTRIBUTION/
                            SELLING SECURITY HOLDERS

                              PLAN OF DISTRIBUTION

         The shares offered hereby may be sold from time to time directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales of securities. The securities offered by the selling Security Holders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. The Selling Security Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of securities is made by or on behalf of a Selling Security Holder, to the extent required, a Prospectus will be distributed which will set forth the number of securities being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

The following Security Holders may offer shares of Common Stock issuable upon Conversion of Preferred Stock:

                                                                 Common Shares Which       Number of
                                                                      may be offered    Shares to be
                                                                    pursuant to this     Owned After
Name                                                                    prospectus**   the Offering*
----                                                                    ------------   -------------
EP Opportunity Fund, LLC                                                     117,647       -0-
Tallisman Capital Opportunity Fund, Ltd                                      117,647       -0-
Cranshire Capital                                                            105,882       -0-
Lionhart Aurora Fund, Ltd                                                     82,353       -0-
Melvin Olshansky                                                              11,765       -0-
G-Bar Limited Partnership                                                     11,765       -0-
Orestes Lugo                                                                   2,941       -0-
Robert Weber IRA                                                               2,941       -0-
Berkley Corp                                                                  11,765       -0-
Kopin Capital, Ltd                                                            23,529       -0-
S. Robert Production, LLC                                                     35,294       -0-
Robert Lehman                                                                  5,882       -0-
Scott J. Bakal                                                                 2,941       -0-
Leonard Leventhal, TST                                                         5,882       -0-
Howard Todd Horberg                                                            4,706       -0-
ICN Capital, Ltd                                                              41,176       -0-
Kevin  Shape                                                                   4,118       -0-
*Assuming all Shares are sold.
**Assuming conversion of preferred stock at the rate of $17.00 per share

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for the Company by Joel Bernstein Esq. P.A., Miami, Florida.

                                     EXPERTS

         The financial statements appearing in this Prospectus and Registration Statement have been audited by Rachlin Cohen & Holtz, CPA's, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60604; 7 World Trade Center, New York, NY 10048; and 5757 Wilshire Boulevard, Los Angeles, CA 90034; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, DC 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                                                                                                      PAGE
                                                                                                      ----


AMERICAN ACCESS TECHNOLOGIES, INC.

    PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS                                                    F-1 to F-5

    NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS                                               F-6

AMERICAN ACCESS TECHNOLOGIES, INC.

    REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                                 F-7

    CONSOLIDATED FINANCIAL STATEMENTS

        Balance Sheet                                                                                  F-8

        Statements of Operations                                                                       F-9

        Statements of Stockholders' Equity (Deficiency)                                                F-10

        Statements of Cash Flows                                                                       F-11

        Notes to Financial Statements                                                             F-12 to F-22

OMEGA METALS, INC.

    REPORT OF INDEPENDENT CERTIFIED ACCOUNTANTS                                                       F-23

    FINANCIAL STATEMENTS:

        Balance Sheet                                                                                 F-24

        Statements of Operations                                                                      F-25

        Statements of Retained Earnings                                                               F-26

        Statements of Cash Flows                                                                      F-27

        Notes to Financial Statements                                                             F-28 to F-34


                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                      PROFORMA CONSOLIDATED BALANCE SHEETS

                               SEPTEMBER 30, 1998
                                   (Unaudited)

                                                                                              Pro Forma
                                                                 American       Omega        Adjustments
                                                                  Access        Metals           and
                                                                 9/30/98       10/31/98     Eliminations    Pro Forma
                                                                 -------       --------     ------------    ---------
                            ASSETS
                            ------
Current Assets:
   Cash and cash equivalents                                    $   38,840      $  873,218    $         -    $  912,058
   Accounts receivable                                             139,538         866,587        (41,000)      965,125
   Note receivable                                                 500,000               -              -       500,000
   Inventories                                                      84,506         257,476              -       341,982
   Prepaid expenses and other current assets                        11,880           4,224              -        16,104
                                                               -----------     -----------    -----------    ----------
          Total current assets                                     774,764       2,001,505        (41,000)    2,735,269
                                                               -----------     -----------    -----------    ----------

Property and Equipment                                              31,088      1,359,777               -     1,390,865
                                                               -----------     -----------    -----------    ----------

Other Assets:
   Patent costs                                                     26,217               -              -        26,217
   Other assets                                                      3,797           5,960              -         9,757
                                                               -----------     -----------    -----------    ----------
         Total other assets                                         30,014           5,960                       35,974
                                                               -----------     -----------    -----------    ----------
         Total assets                                           $  835,866      $3,367,242    $   (41,000)   $4,162,108
                                                               ===========     ===========    ===========    ==========


            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Current Liabilities:
   Current portion of obligations under capital leases          $        -      $  843,218    $         -    $  843,218
   Accounts payable and accrued expenses                            71,996         236,832        (41,000)      267,828
   Income taxes payable                                                  -         345,000              -       345,000
                                                               -----------     -----------    -----------    ----------
         Total current liabilities                                  71,996       1,425,050        (41,000)    1,456,046
                                                               -----------     -----------    -----------    ----------

Obligations under Capital Leases, net of Current Portion                 -         205,104              -       205,104
                                                               -----------     -----------    -----------    ----------

Deferred Income Taxes                                                    -          53,000              -        53,000
                                                               -----------     -----------    -----------    ----------
Stockholders' Equity:
   Preferred stock                                                       -               -              -             -
   Common stock                                                      3,030           2,000         (2,000)        3,030
   Additional paid-in capital                                    1,409,430          58,000          2,000     1,469,430
   Retained Earnings (Deficit)                                    (648,590)      1,624,088              -       975,498
                                                               -----------     -----------    -----------    ----------
                                                                   763,870       1,684,088              -     2,447,958
                                                               -----------     -----------    -----------    ----------
         Total liabilities and stockholders' equity            $   835,866      $3,367,242    $   (41,000)   $4,162,108
                                                               ===========     ===========    ===========    ==========

            See notes to proforma consolidated financial statements.
                                       F-1

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                      PROFORMA CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 1997
                                   (Unaudited)

                                                                                                  Pro Forma
                                                                     American         Omega      Adjustments
                                                                      Access         Metals          and
                                                                     12/31/97        1/31/98     Eliminations   Pro Forma
                                                                     --------        -------     ------------   ---------
                         ASSETS
                         ------
Current Assets:
   Cash and cash equivalents                                       $ 442,555      $  195,578      $      -     $  638,133
   Accounts receivable                                                11,436         566,900       (14,000)       564,336
   Income tax receivable                                                   -         163,404             -        163,404
   Inventories                                                        21,586         373,821             -        395,407
   Prepaid expenses and other current assets                           3,547           9,587             -         13,134
                                                                 -----------     -----------   -----------    -----------
         Total current assets                                        479,124       1,309,290       (14,000)     1,774,414
                                                                 -----------     -----------   -----------    -----------

Property and Equipment                                                35,277       1,455,384             -      1,490,661
                                                                 -----------     -----------   -----------    -----------

Other Assets:
   Patent costs                                                       22,583               -             -         22,583
   Other assets                                                        3,598               -             -          3,598
                                                                 -----------     -----------   -----------    -----------

         Total other assets                                           26,181               -             -         26,181
                                                                 -----------     -----------   -----------    -----------

         Total assets                                              $ 540,582      $2,764,674      $(14,000)    $3,291,256
                                                                 ===========     ===========   ===========    ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------

Current Liabilities:
   Current portion of obligations under capital leases             $       -      $  265,825      $      -     $  265,825
   Note payable                                                            -           4,026             -          4,026
   Accounts payable and accrued expenses                             100,825         343,362       (14,000)       430,187
   Loans payable, stockholders                                             -         100,000             -        100,000
   Deferred income taxes                                                   -          52,000             -         52,000
                                                                 -----------     -----------   -----------    -----------
        Total current liabilities                                    100,825         765,213       (14,000)       852,038
                                                                 -----------     -----------   -----------    -----------

Obligations under Capital Leases, net of Current Portion                   -         990,800             -        990,800
                                                                 -----------     -----------   -----------    -----------

Deferred Income Taxes                                                      -          53,000             -         53,000
                                                                 -----------     -----------   -----------    -----------

Stockholders' Equity:
   Preferred stock                                                 $       -      $        -      $      -     $        -
   Common stock                                                        2,970           2,000        (2,000)         2,970
   Additional paid-in capital                                        929,490          58,000         2,000        989,490
   Retained earnings (deficit)                                      (492,703)        895,661             -        402,958
                                                                 -----------     -----------   -----------    -----------
                                                                     439,757         955,661             -      1,395,418
                                                                 -----------     -----------   -----------    -----------

         Total liabilities and stockholders' equity               $  540,582      $2,764,674      $(14,000)    $3,291,256
                                                                 ===========     ===========   ===========    ===========

            See notes to proforma consolidated financial statements.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   (Unaudited)

                                                                                                  Pro Forma
                                                                      American        Omega      Adjustments
                                                                       Access        Metals          and
                                                                      9/30/98       10/31/98     Elimination    Pro Forma
                                                                      -------       --------     -----------    ---------
Net Sales:
   Sales - formed metal                                             $       -     $3,873,425     $ (200,000)    $3,673,425
   Sales - Zoned cable termination cabinet                            480,000              -              -        480,000
                                                                 ------------    -----------     ----------    -----------
                                                                      480,000      3,873,425       (200,000)     4,153,425
                                                                 ------------    -----------     ----------    -----------

Cost of Sales
   Formed metal                                                             -      1,755,978              -      1,755,978
   Zoned cable termination cabinet                                    192,091              -       (180,000)        12,091
                                                                 ------------    -----------     ----------    -----------
                                                                      192,091      1,755,978       (180,000)     1,768,069
                                                                 ------------    -----------     ----------    -----------

Gross Margin                                                          287,909      2,117,447        (20,000)     2,385,356

Selling, General, and Administrative Expenses                         456,887      1,069,485        (20,000)     1,506,372
                                                                 ------------    -----------     ----------    -----------

Income (Loss) from Operations                                        (168,978)     1,047,962              -        878,984
                                                                 ------------    -----------     ----------    -----------

Other Income ( Expense):
   Interest Income                                                     13,091       (122,042)             -       (108,951)
   Other Income                                                             -        121,007              -        121,007
                                                                 ------------    -----------     ----------    -----------
                                                                       13,091         (1,035)             -         12,056
                                                                 ------------    -----------     ----------    -----------

Income (Loss) before Income Taxes                                    (155,887)     1,046,927              -        891,040

Income Taxes                                                                -        318,500              -        318,500
                                                                 ------------    -----------     ----------    -----------

Net Income (Loss)                                                   $(155,887)    $  728,427     $        -     $  572,540
                                                                 ============    ===========     ==========    ===========

Earnings per Share:                                                                                             $     0.18

            See notes to proforma consolidated financial statements.
                                       F-3

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                   (Unaudited)

                                                                                                  Pro Forma
                                                                    American        Omega        Adjustments
                                                                     Access         Metals           and
                                                                    12/31/97       1/31/98       Elimination    Pro Forma
                                                                    --------       -------       -----------    ---------
Net Sales:
   Sales - formed metal                                            $        -      $4,194,889      $(70,000)    $4,124,889
   Sales - Zoned cable termination cabinet                            231,622               -             -        231,622
                                                                 ------------   -------------    ----------   ------------
                                                                      231,622       4,194,889       (70,000)     4,356,511
                                                                 ------------   -------------    ----------   ------------
Cost of Sales
   Formed metal                                                             -       2,083,999             -      2,083,999
                                                                 ------------   -------------    ----------   ------------
   Zoned cable termination cabinet                                     65,480               -       (65,000)           480
                                                                 ------------   -------------    ----------   ------------
                                                                       65,480       2,083,999       (65,000)     2,084,479
                                                                 ------------   -------------    ----------   ------------

Gross Margin                                                          166,142       2,110,890        (5,000)     2,272,032
                                                                 ------------   -------------    ----------   ------------
Other Operating Expenses
   Management and consulting fees,
     office/directors/stockholders                                    285,384               -             -        285,384
   Selling, general, and administrative                               308,781       1,767,118        (5,000)     2,070,899
                                                                 ------------   -------------    ----------   ------------
                                                                      594,165       1,767,118        (5,000)     2,356,283
                                                                 ------------   -------------    ----------   ------------

Income (Loss) from Operations                                        (428,023)        343,772             -        (84,251)
                                                                 ------------   -------------    ----------   ------------
Other Income (Expense):
   Interest Income
                                                                        3,992               -             -          3,992
   Interest Expense                                                    (2,424)       (101,350)            -       (103,774)
   Other Income                                                             -           5,259             -          5,259
                                                                 ------------   -------------    ----------   ------------
                                                                        1,568         (96,091)            -        (94,523)
                                                                 ------------   -------------    ----------   ------------

Income (Loss) before Income Taxes                                    (426,455)        247,681             -       (178,774)

Income Taxes                                                                -          78,000             -         78,000
                                                                 ------------   -------------    ----------   ------------

Net Income (Loss)                                                  $ (426,455)     $  169,681      $      -     $ (256,774)
                                                                 ============   =============    ==========   ============

Earnings (Loss) per Share:                                                                                      $    (0.08)

            See notes to proforma consolidated financial statements.
                                       F-4

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                                   (Unaudited)

                                                                                                  Pro Forma
                                                                      American       Omega       Adjustments
                                                                       Access        Metals          and
                                                                      12/31/96      1/31/97      Elimination      Pro Forma
                                                                      --------      -------      -----------      ---------
Net Sales:
   Formed metal                                                   $          -      $4,014,856    $         -    $4,014,856
   Zoned cable termination cabinet                                           -               -              -             -
                                                                 -------------     -----------   ------------   -----------
                                                                             -       4,014,856              -     4,014,856
                                                                 -------------     -----------   ------------   -----------
Cost of Sales:
   Formed metal                                                              -       1,922,382              -     1,922,382
   Zoned cable termination cabinet                                           -               -              -             -
                                                                 -------------     -----------   ------------   -----------
                                                                             -       1,922,382              -     1,922,382
                                                                 -------------     -----------   ------------   -----------

Gross Margin                                                                 -       2,092,474              -     2,092,474
                                                                 -------------     -----------   ------------   -----------
Other Operating Expenses:
   Management and consulting fees,
     office/directors/stockholders                                      46,154               -              -        46,154
   Selling, general, and administrative                                 18,902       1,527,085              -     1,545,987
                                                                 -------------     -----------   ------------   -----------
                                                                        65,056       1,527,085              -     1,592,141
                                                                 -------------     -----------   ------------   -----------
Income (Loss) from Operations                                          (65,056)        565,389              -       500,333
                                                                 -------------     -----------   ------------   -----------

Other Income (Expense):
   Interest Expense                                                     (1,192)        (82,550)             -       (83,742)
   Other Income                                                              -          21,138              -        21,138
                                                                 -------------     -----------   ------------   -----------
                                                                        (1,192)        (61,412)             -       (62,604)
                                                                 -------------     -----------   ------------   -----------

Income (Loss) before Income Taxes                                      (66,248)        503,977              -       437,729

Income Taxes                                                                 -         182,000              -       182,000
                                                                 -------------     -----------   ------------   -----------

Income (Loss) from Continuing Operations                               (66,248)        321,977              -       255,729

Income from Discontinued Operations                                      4,606               -              -         4,606
                                                                 -------------     -----------   ------------   -----------

Net Income (Loss)                                                 $    (61,642)     $  321,977    $         -    $  260,335
                                                                 =============     ===========   ============   ===========
Earnings per Share:
   From Continuing Operations                                                                                    $     0.08
   Discontinued Operations                                                                                                -
                                                                                                                -----------
   Net Income                                                                                                    $     0.08
                                                                                                                ===========

            See notes to proforma consolidated financial statements.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                               NOTES TO PRO FORMA

                        CONSOLIDATED FINANCIAL STATEMENTS




The unaudited pro forma consolidated financial statements are based on the historical financial statements of American Access Technologies, Inc. and Omega Metals, Inc. as of and for the periods ended December 31, 1996, 1997 and September 30, 1998. These pro forma financial statements reflect the acquisition of 100% of the issued and outstanding common stock of Omega Metals, Inc. by American Access Technologies, Inc. on November 11, 1998. This acquisition, which is to be accounted for using the pooling of interests method has been given retroactive effect in these pro forma financial statements.

Pro Forma Adjustments

         Inter-company balances at September 30, 1998 and December 31, 1997, and inter-company transactions for the nine months ended September 30, 1998 and the year ended December 31, 1997 have been eliminated. There were no material inter-company transactions for the year ended December 31, 1996.

Earnings (Loss) Per Share

         Basic earnings (loss) per common share has been computed based upon the weighted average number of shares of common stock outstanding during the periods. The number of shares of common stock issued in connection with the acquisition of Omega Metals (226,470 shares) have been included in the outstanding shares for all periods.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
American Access Technologies, Inc.


We have audited the accompanying consolidated balance sheet of American Access Technologies, Inc. and Subsidiary (a development stage company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the two years in the period then ended and cumulative from inception. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Access Technologies, Inc. and Subsidiary as of December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period then ended and cumulative from inception in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 2 to the consolidated financial statements, the Company is in the development stage and has incurred net losses in 1997 and 1996 and reflects a deficit accumulated during the development stage as of December 31, 1997. This condition raises substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to this matter are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                      RACHLIN COHEN & HOLTZ

Miami, Florida
March 25, 1998

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                           CONSOLIDATED BALANCE SHEETS

                                                                                              September 30, 1998
                                                                                              ------------------
                                                                          December 31,     Historical     Proforma
                                                                          ------------     ----------     --------
                                                                              1997        (Unaudited)    (Unaudited)
                                                                              ----        -----------    -----------
                               ASSETS
                               ------
Current Assets:
   Cash and cash equivalents                                                  $442,555      $  38,840     $4,495,137
   Accounts receivable                                                          11,436        139,538        139,538
   Note receivable                                                                            500,000        500,000
   Inventory                                                                    21,586         84,506         84,506
   Prepaid expenses and other current assets                                     3,547         11,880         11,880
                                                                           -----------     ----------    -----------
         Total current assets                                                  479,124        774,764      5,231,061
                                                                           -----------     ----------    -----------

Property and Equipment                                                          35,277         31,088         31,088
                                                                           -----------     ----------    -----------

Other Assets:
   Patent costs                                                                 22,583         26,217         26,217
   Other assets                                                                  3,598          3,797          3,797
                                                                           -----------     ----------    -----------
         Total other assets                                                     26,181         30,014         30,014
                                                                           -----------     ----------    -----------
         Total assets                                                         $540,582       $835,866     $5,292,163
                                                                           ===========     ==========    ===========


                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
Current Liabilities:
   Accounts payable and accrued expenses:
      Management and consulting fees, interest and
         reimbursements due to officers/directors/stockholders              $   83,120    $    28,883   $     28,883
      Other                                                                     17,705         43,113         43,113
                                                                           -----------     ----------    -----------
         Total current liabilities                                             100,825         71,996         71,996
                                                                           -----------     ----------    -----------

Commitments, Contingencies and Other Matters                                         -              -              -

Stockholders' Equity:
   Preferred stock, $.001 par value; authorized
      1,000,000 shares; liquidation preference $100 per share                        -              -      4,965,000
   Common stock, $.001 par value; authorized 10,000,000 shares; issued and
      outstanding, 2,970,000 and 3,030,000 shares                                2,970          3,030          3,030
   Additional paid-in capital                                                  929,490      1,409,430        900,727

   Deficit accumulated during the development stage                           (492,703)      (648,590)      (648,590)
                                                                           -----------     ----------    -----------
         Total stockholders' equity                                            439,757        763,870      5,220,167
                                                                           -----------     ----------    -----------
         Total liabilities and stockholders' equity                         $  540,582    $   835,866     $5,292,163
                                                                           ===========    ===========    ===========

            See notes to proforma consolidated financial statements.
                                       F-8

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Year Ended              Nine Months Ended       Cumulative
                                                             December 31,               September 30,            from
                                                           1997         1996         1998          1997        Inception
                                                           ----         ----         ----          ----        ---------
                                                                                 (Unaudited)   (Unaudited)   (Unaudited)

Revenues                                                  $  231,622   $       -     $ 480,000      $ 173,545   $   711,622
                                                          ----------  ----------    ----------      ---------   -----------

Costs and Expenses:
   Direct costs                                               65,480           -       192,091         47,160       257,571
   Management and consulting fees,
     officers/directors/stockholders                         285,384      46,154        65,080        220,185       396,618

   Product development                                        11,072       6,601        21,130          3,996        38,803

   Marketing and promotion                                    38,821           -        52,596         33,147        91,417

   General and administrative                                258,888      12,301       318,081        198,490       589,270
                                                          ----------  ----------    ----------      ---------   -----------
                                                             659,645      65,056       648,978        502,978     1,373,679
                                                          ----------  ----------    ----------      ---------   -----------

Loss before Other Income (Expense)                          (428,023)    (65,056)     (168,978)      (329,433)     (662,057)
                                                          ----------  ----------    ----------      ---------   -----------

Other Income (Expense):
   Interest Income                                             3,992           -        13,091              -        17,083
   Interest Expense                                           (2,424)     (1,192)            -         (2,414)       (3,616)
                                                          ----------  ----------    ----------      ---------   -----------
                                                               1,568      (1,192)       13,091         (2,414)       13,467
                                                          ----------  ----------    ----------      ---------   -----------

Loss from Continuing Operations                             (426,455)    (66,248)     (155,887)      (331,847)     (648,590)

Income from Discontinued Operations                                -       4,606             -              -         4,606
                                                          ----------  ----------    ----------      ---------   -----------

Net Loss                                                   $(426,455)   $(61,642)    $(155,887)     $(331,847)   $ (643,984)
                                                          ==========  ==========    ==========      =========   ===========

Net Loss Per Common Share                                  $   (0.14)   $  (0.02)    $   (0.05)     $   (0.11)
                                                          ==========  ==========    ==========      =========


            See notes to proforma consolidated financial statements.
                                       F-9

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                                               Deficit
                                                                                                             Accumulated
                                                                                                Additional     During the
                                                                            Common Stock         Paid-In      Development
                                                                         Shares      Amount      Capital         Stage        Total
                                                                         ------      ------      -------         -----        -----
Year Ended December 31, 1995:
   Issuance of common stock for cash ($.001 per share)                    2,800,000    $2,800   $        -     $       -      2,800
   Net income                                                                     -         -            -        15,137     15,137
   Stockholder distribution                                                       -         -            -       (15,137)   (15,137)
                                                                         ----------  --------   ----------     ---------   --------

Balance, December 31, 1995                                                2,800,000     2,800            -             -      2,800

Year Ended December 31, 1996:
   Contributed capital                                                            -         -        7,083             -      7,083
   Net loss                                                                       -         -            -       (61,642)   (61,642)
   Stockholder distribution                                                       -         -            -        (4,606)    (4,606)
                                                                         ----------  --------   ----------     ---------   --------

Balance, December 31, 1996                                                2,800,000     2,800        7,083       (66,248)   (56,365)


Year Ended December 31, 1997:
   Issuance of common stock to director for consulting services
     ($1.50 per share)                                                       50,000        50       74,950             -     75,000
   Sale of common stock in  private placement ($1.50 per share), net of
     related costs                                                          400,000       400      487,577             -    487,977
   Exercise of placement agent warrants ($3.00 per share)                   120,000       120      359,880             -    360,000
   Retirement of common stock issued to officers                           (400,000)     (400)           -             -       (400)
   Net loss                                                                       -         -            -      (426,455)  (426,455)
                                                                         ----------  --------   ----------     ---------   --------

Balance, December 31, 1997                                                2,970,000     2,970      929,490      (492,703)   439,757

Nine Months Ended September 30, 1998 (Unaudited):
   Exercise of warrants ($8.00 per share)                                    60,000        60      479,940             -    480,000
   Net loss                                                                       -         -            -      (155,887)  (155,887)
                                                                         ----------  --------   ----------     ---------   --------

Balance, September 30, 1998 (Unaudited)                                   3,030,000    $3,030   $1,409,430     $(648,590)  $763,870
                                                                         ==========  ========   ==========     =========   ========

                 See notes to consolidated financial statements.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Year Ended           Nine Months Ended      Cumulative
                                                                  December 31,            September 30,           from
                                                                1997        1996        1998         1997       Inception
                                                                ----        ----        ----         ----       ---------
                                                                                    (Unaudited)  (Unaudited)  (Unaudited)
Cash Flows from Operating Activities:
   Net loss                                                   $ (426,455)  $(61,642)   $(155,887)   $(331,847)  $  (643,984)
   Adjustments to reconcile net loss to
      net cash used in operating activities:
         Depreciation                                              6,626          -        8,358        4,427        14,984
         Common stock issued for services
                                                                  75,000          -            -            -        75,000
         Changes in operating assets and liabilities:
            (Increase) decrease in:
               Accounts receivable                               (11,436)         -     (128,102)         900      (139,538)
               Inventory                                         (21,586)         -      (62,920)     (23,396)      (84,506)
               Prepaid expenses                                     (673)    (2,874)      (8,333)      (5,687)      (11,880)
               Other assets                                        4,540     (8,138)      (3,834)      (1,076)       (7,432)
            Increase (decrease) in accounts payable
               and accrued expenses                               49,079     51,638      (28,829)      23,313        71,888
                                                            ------------ ---------- ------------   ----------   -----------
                  Net cash used in operating activities         (324,905)   (21,016)    (379,547)    (333,366)     (725,468)
                                                            ------------ ---------- ------------   ----------   -----------

Cash Flows from Investing Activities:
   (Increase) decrease in note receivable                          5,000     (5,000)    (500,000)           -      (500,000)
   Expenditures for development of patent                        (14,500)         -            -            -       (14,500)
   Acquisition of property and equipment                         (33,676)    (8,227)      (4,168)     (27,772)      (46,071)
                                                            ------------ ---------- ------------   ----------   -----------
                  Net cash used in investing activities          (43,176)   (13,227)    (504,168)     (27,772)     (560,571)
                                                            ------------ ---------- ------------   ----------   -----------


Cash Flows from Financing Activities:
   Proceeds from (repayment of) note payable                    (100,000)   100,000            -     (101,000)            -
   Proceeds from sale of common stock and
     exercise of warrants                                        847,977          -      480,000      669,177     1,327,977
   Proceeds from issuance of common stock to
     founding stockholders                                         2,300        500            -            -         2,800
   Repayment of loan payable, stockholder
                                                                  (1,000)         -            -            -        (1,000)
   Distribution to stockholder                                         -     (4,606)           -            -        (4,606)
   Other                                                            (400)         -            -            -          (400)
                                                            ------------ ---------- ------------   ----------   -----------
                  Net cash provided by financing activities      748,877     95,894      480,000      568,177     1,324,771
                                                            ------------ ---------- ------------   ----------   -----------

Net Increase in Cash and Cash Equivalents                        380,796     61,651     (403,715)     207,039        38,732

Cash and Cash Equivalents, Beginning                              61,759        108      442,555       61,761           108
                                                            ------------ ---------- ------------   ----------   -----------

Cash and Cash Equivalents, Ending                            $   442,555  $  61,759    $  38,840   $  268,800      $ 38,840
                                                            ============ ========== ============   ==========   ===========
Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                                    $     1,082  $   2,424    $       -   $    9,550
                                                            ============ ========== ============   ==========
   Non-cash investing and financing activities:
      Investment in subsidiary by means of payable
         to stockholder                                                   $   1,000
                                                                         ==========
      Issuance of common stock for receivable                                   900
                                                                         ==========
      Patent contributed to Company by certain stockholders               $   7,083
                                                                         ==========

                 See notes to consolidated financial statements.
                                      F-11

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Capitalization

             American Access Technologies, Inc. ("the Company") was incorporated on October 21, 1996, under the laws of the State of Florida. The Company's Certificate of Incorporation, as amended on November 25, 1996, authorizes the Company to issue and have outstanding at any one time 10,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. The Company was organized to acquire all of the voting common stock of Vic Murray & Associates, Inc. ("VMA"). VMA was incorporated on December 19, 1994, under the laws of the State of Florida.

             On October 21, 1996, the Company acquired all of the common stock of VMA. Certain stockholders of the Company are related to the stockholder of VMA. This transaction has been accounted for as a reorganization of entities under common control, and, accordingly, the acquisition has been accounted for in a manner similar to the pooling of interests method. Retroactive effect has been given to this acquisition in the accompanying consolidated financial statements.

             In October 1996 and December 1996, the Company issued an aggregate of 1,400,000 shares of common stock to the founding stockholders of the Company for the par value thereof. On February 11, 1997, the Board of Directors declared a stock dividend in the amount of one share for each share of common stock then outstanding, with each stockholder to pay the Company the par value thereof. As a result of this stock dividend, the previously issued and outstanding 1,400,000 shares of common stock became 2,800,000 shares of common stock, with the total consideration of $2,800 (par value) having been paid therefor. Retroactive effect has been given to this stock split in the accompanying consolidated financial statements, and all references to the number of shares of common stock gives effect to the stock split effected on February 11, 1997.

         Business

             American Access Technologies, Inc. develops specialized products for the telecommunications industry. The Company recently introduced its first proprietary product, a Zone Cabling Termination Cabinet (the "Product") which it plans to manufacture and distribute to the telecommunications industry. The Product is a device that is used in voice, computer and data transmission systems throughout the world.

         Principles of Consolidation

             These accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

         Revenue Recognition

             The Company recognizes revenue from product sales at the time the product is shipped to the customer. The Company does not generally grant return privileges to customers.

         Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash balances at financial institutions that, from time to time, exceed federally insured limits. The Company believes that such risks are minimized as a result of the size and stature of the financial institution in which the Company maintains its account.

         Development Stage Enterprise

             As noted above, the Company was incorporated on October 21, 1996. To date, the Company has been principally engaged in organizational activities, the promotion of its product and raising capital. Planned operations, as described above, have commenced but revenue generated to date is not considered significant in relation to the Company's business plan. Accordingly, the Company is considered to be in the development stage, and the accompanying consolidated financial statements represent those of a development stage enterprise.

         Cash and Cash Equivalents

             The Company considers all highly liquid investments, including short-term securities, with an original maturity of three months or less to be cash equivalents.

             Short-term securities (generally commercial paper maturing in approximately 30 days) are stated at cost plus accrued income, which approximates market value.

         Inventory

             Inventory, which is primarily composed of parts, supplies and certain product components, is stated at the lower of cost or market, with cost determined using an average cost method. The Company does not generally carry finished goods inventory.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property and Equipment

             Property and equipment are stated at cost. Depreciation is computed on the straight-line method at rates based on the estimated useful lives of the assets. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not extend the life of the respective assets are charged to expense currently.

         Patent

             The Company has capitalized certain incremental costs incurred related to acquiring a patent on the Company's product. This patent was pending at December 31, 1997; therefore, amortization of the patent has not commenced.

         Product Development Costs

             Costs in connection with the development of the Company's product are comprised of design, production, consulting and other related professional fees. These costs have been charged to expense as incurred.

         Net Loss Per Common Share

             In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" which requires the presentation of both basic and diluted earnings (loss) per share.

             Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the periods. The shares of common stock issued in connection with the stock split effected in February 1997, have been considered outstanding for all periods. In addition, the shares of common stock issued to a director in February 1997, prior to an initial registration of the Company's common stock and at a price below the offering price at that time (see Note 7) have been treated as outstanding during the entire period, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. The number of shares used in the computation were 3,083,000 and 2,850,000 for the years ended December 31, 1997 and 1996, respectively, and 3,030,000 and 3,083,000 for the nine months ended September 30, 1998 and 1997, respectively. Diluted net loss per common share, assuming exercising of the warrants granted, is not presented as the effect of conversion is anti-dilutive.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Unaudited Financial Information

             The accompanying financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited. However, in the opinion of management, such financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.


NOTE 2.  BASIS OF PRESENTATION

         As described above, the Company was incorporated on October 21, 1996, and since that time has been primarily involved in organizational activities, developing a strategic plan for the marketing and distribution of its product and raising capital. Planned operations have commenced, but little revenue has been generated to date. Accordingly, the Company is considered to be in the development stage and the accompanying consolidated financial statements represent those of a development stage enterprise.

         The accompanying consolidated financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, as discussed above, the Company is in the development stage and, therefore has generated little revenue to date. As reflected in the accompanying consolidated financial statements, the Company has incurred net losses of $426,455 in 1997 and $61,642 in 1996 and $155,887 for the nine months ended September 30, 1998 (unaudited), and reflects a deficit accumulated during the development stage of $492,703 as of December 31, 1997 and $648,590 as of September 30, 1998 (unaudited). This condition raises substantial doubt as to the ability of the Company to continue as a going concern.

         Management's plans with regard to this matter include the adoption of a business plan intended to define the Company's strategy for growth and raising additional capital in order to increase revenues sufficient to cover costs and expenses and generate positive cash flows. The Company will distribute its product in the industrial and commercial markets through manufacturer's representatives and distributors. During the next twelve months, the Company anticipates that it will have various contracts in place with major telecommunications companies throughout the majority of the United States (see Note 12).

         The eventual outcome of the success of management's plans cannot be ascertained with any degree of certainty. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  CASH AND CASH EQUIVALENTS
                                                  December 31,   September 30,
                                                      1997           1998
                                                      ----           ----
                                                                  (Unaudited)

            Cash                                   $  42,555       $38,840
            Short-term securities                    400,000             -
                                                   ---------      --------
                                                    $442,555       $38,840
                                                   =========      ========

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 4.  PROPERTY AND EQUIPMENT
                                                       Estimated Useful Lives      December 31,       September 30,
                                                               (Years)                 1997               1998
                                                               -------                 ----               ----
                                                                                                       (Unaudited)
            Office furniture and equipment                       3-5                  $41,903           $46,072
            Less accumulated depreciation                                               6,626            14,984
                                                                                      -------          --------
                                                                                      $35,277           $31,088
                                                                                      =======          ========

NOTE 5.  INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carryforwards, and tax credit carryforwards existing at December 31, 1997 and September 30, 1998. An effective tax rate of 34% was used to calculate the deferred income taxes.

         A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

         As of December 31, 1997, and September 30, 1998, the Company had net operating loss carryforwards for federal income tax reporting purposes amounting to approximately $488,000 and $650,000, respectively, which expire in varying amounts to the year 2013.

         The Company has not recognized any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely than not. A 100% valuation allowance has been recognized to offset the entire effect of the Company's net deferred tax asset. The Company's net deferred tax asset position is composed primarily of the Company's tax loss carryforwards.

         The components of the deferred tax asset were as follows:

                                                                                    December 31,     September 30,
                                                                                        1997             1998
                                                                                        ----             ----
                                                                                                      (Unaudited)
            Deferred tax asset                                                       $ 166,000        $ 221,000
            Less valuation allowance                                                  (166,000)        (221,000)
                                                                                     ---------        ---------
            Net deferred tax asset                                                   $       -        $       -
                                                                                     =========        =========

         In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. The Company's utilization of its tax benefit carryforwards may be restricted in the event of possible future changes in the ownership of the Company from the exercise of warrants or other future issuances of common stock.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.001. The Board of Directors of the Company has the authority, without further action by stockholders, to issue the preferred stock in one or more series, and to fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges. As of December 31, 1997, the Company has not designated any series of preferred stock and no shares of preferred stock have been issued or are outstanding.

         See Note 14 regarding the subsequent issuance of Series A Senior Convertible Preferred stock.

NOTE 7.  COMMON STOCK

         Private Placement of Securities

             During the period from February to April 1997, the Company raised additional capital through a private placement offering of its securities. The private placement offering consisted of a maximum of 100,000 units, each unit consisting of four shares of common stock being offered by the Company on a "best efforts" basis at a price of $6.00 per unit through a Placement Agent. Upon sale of the units, the Company would receive gross proceeds of $600,000, before payment of commissions and other offering costs. The Placement Agent received a stipulated commission of 10% of funds received from the offering and certain expense allowance and administrative fee of 3% and 2% of the funds received from the offering, respectively, and was issued warrants to purchase 120,000 shares of common stock at $3 per share.

             The sale of these units resulted in the issuance of 400,000 shares of common stock for net proceeds totaling $487,977.

             Additionally, in September and October 1997, the Company issued 120,000 shares of common stock resulting from the exercise of the Placement Agent warrants at $3.00 per share.

         Issuance of Common Stock to Director for Services

             In February 1997, the Board of Directors authorized the issuance of 50,000 shares of common stock to a newly elected director, with payment of par value thereof. These shares have been recorded in the accompanying consolidated financial statements at their estimated fair value of $1.50 per share, as measured by the offering price of the Company's common stock in the 1997 private placement of securities which took place at or about that time (see above). Inasmuch as these shares were issued to the director, the estimated fair value of these shares ($75,000) has been charged to expense in 1997 and included in management and consulting fees, officers/directors/stockholder.

         Resignation of Officers and Retirement of Common Stock and Warrants

             In August 1997, the consulting agreement between an officer and the Company was modified (see Note 8). The modified agreement stipulated that the officer return 200,000 shares of common stock which was originally sold to the officer for $.001 per share. The Company also cancelled 70,000 warrants at $8.00 per share which were held by the officer. In December 1997, the Company dismissed the services of the officer (see Note 9).

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 7.  COMMON STOCK (Continued)

         Resignation of Officers and Retirement of Common Stock and Warrants (Continued)

             On December 9, 1997, the Company executed a management termination agreement with another officer. Under the terms of the agreement, the officer returned 200,000 shares of common stock. The common stock was originally sold to the officer for $.001 per share. The officer has agreed to abide by certain terms regarding non-disclosure of information and trade secrets which are effective for two years subsequent to the date of the agreement.

         Warrants

             On February 11, 1997, the Board of Directors authorized the issuance of 700,000 warrants to purchase one share common stock per warrant at an exercise price of $8.00 per share expiring on February 11, 2000. In August 1997, warrants to purchase 70,000 shares were cancelled in connection with the resignation of an officer/stockholder (see above), resulting in remaining warrants to purchase a total of 630,000 shares of common stock outstanding at December 31, 1997.

             On June 30, 1998, warrants to purchase 20,000 shares were exercised, at $8.00 per share. On August 16, 1998 additional warrants to purchase 40,000 shares were exercised at $8.00 per share. The company has remaining 570,000 warrants to purchase common stock at an exercise price of $8.00 per share as of September 30, 1998.


NOTE 8.  RELATED PARTY TRANSACTIONS

         Note Payable - Bridge Bank, Ltd.

             In December 1996, the Company arranged a $100,000 note payable to Bridge Bank, Ltd., considered one of the founding stockholders of the Company. The obligation was repaid in February 1997, from the net proceeds of the 1997 private placement of securities (see Note
             7). The note provided for interest at 15%; interest expense on the note amounted to approximately $2,400 in 1997 and $1,200 in 1996.

         Management Agreements

             The Company entered into management agreements with four stockholders dated October 21, 1996, on a month-to-month basis not to exceed eighteen months. The agreements provide for compensation of $60,000 per year per stockholder. On December 9, 1997, one of the agreements was terminated through a management termination agreement (see Note 7). In 1998 the remaining management agreements were terminated, and the three stockholders became employees of the Company.

         Consulting Agreement

             The Company entered into a consulting agreement with one of its stockholders dated October 21, 1996, on a month-to-month basis. The agreement provides for compensation of $60,000 per year. This agreement was modified on August 28, 1997, reducing the compensation base to $30,000. In addition, the modified agreement stipulated the return of 200,000 shares of common stock and cancellation of 70,000 stock purchase warrants.


NOTE 9.  COMMITMENTS AND CONTINGENCIES

         Lease Commitments

             The Company leases its administrative facilities under an operating lease, which expires in 1999. Future minimum rentals due under the lease are approximately as follows for the years ending December 31:

                1998                                              $37,600
                1999                                               37,600
                                                                  -------
                                                                  $75,200
                                                                  =======

             Rent charged to operations amounted to approximately $35,000 in 1997 and $6,000 in 1996 for the years ended December 31, 1997 and 1996, respectively and $33,000 and $25,000 for the nine months ended September 30, 1998 and 1997, respectively (unaudited).

         Pending Litigation

             The Company is involved in litigation with a former officer/stockholder of the Company in connection with a modified consulting agreement with the Company (see Note 7) whereby he surrendered 200,000 shares of common stock and cancelled 70,000 stock warrants previously held. The former officer/stockholder seeks rescission of the consulting agreement he signed with the Company in August 1997, a declaration that certain provisions of such agreement relating to non-competition, trade secrets, non-disclosure and conflict of interest are no longer applicable, damages for failure of the Company to make consulting payments of $7,500 per quarter and the present value of his stock options which he agreed to surrender to the Company (200,000 options at $8.00 per share) and the value of 200,000 shares of the Company's common stock which he surrendered pursuant to the consulting agreement. The former officer/stockholder, through his attorney, has also indicated that he is the inventor, or a co-inventor, of the Company's Zone Calling Termination Cabinet. The Company does not believe that he is the inventor or a co-inventor of such product and such issue is not included in the litigation. If it were determined that the former officer/stockholder was the inventor or co-inventor of the Company's product, such fact could cause the invalidity of any patent issued to the Company on such product.

             The Company denies that it has any liability to the individual and has filed a motion to dismiss the case. Management plans to vigorously defend the case. Because the case is in its initial stages, the amount of liability, if any, cannot be estimated by management.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 10. DISCONTINUED OPERATIONS

         In October 1996, the Company acquired all the voting common stock of Vic Murray & Associates, Inc. in order to acquire the patent developed by the stockholder of Vic Murray & Associates, Inc. and his son. All assets were transferred to the Company at their historical cost. No further business was conducted in Vic Murray & Associates, Inc. therefore Vic Murray & Associates, Inc. is accounted for on a retroactive basis as a discontinued operation in the accompanying consolidated financial statements.

         Summarized information for the discontinued operations for the year ended December 31, 1996 is as follows:

           Revenues                                          $106,145
           Costs and expenses                                 101,539
                                                           ----------
           Net income                                      $    4,606
                                                           ==========


NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash, accounts receivable and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.


NOTE 12. CONTRACTS WITH DISTRIBUTORS

         As of December 31, 1997, the Company had entered into Stocking Distributor Agreements with seven distributors. The agreements set forth terms whereby the distributors may purchase products from the Company for resale to their customers within the U.S. and Canada and Mexico when the Company releases its products for sale in those countries. The prices for the products covered by the agreements are based upon the intention of the distributors to purchase a minimum number of units during the next twelve months after execution of the agreements (an aggregate of approximately 60,000 units as of December 31, 1997). Revenue from these future sales will be recorded at such time as the units are shipped to the distributors. The agreements are for a term of one year and are automatically renewed each year thereafter unless either party gives written notice of its intent to cancel the arrangement, and contain, among other things, a warranty effective for one year after the date of sale.

         In February 1998, the Company executed a value added reseller agreement with another company, in order to actively market and sell the product. The reseller will have exclusive rights in the state of Texas to market the product through its direct sales. The agreement stipulates that the reseller will purchase a minimum of 4,000 units in the next three years. Revenue from these future sales will be recorded at such time as the units are shipped to the customer.

                       AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 13. OTHER MATTERS

         Major Customer

             During the year ended December 31, 1997, the Company had one customer that accounted for approximately 74% of sales, and accounted for approximately the same percentage of sales for the nine months ended September 30, 1998 and 1997, respectively, (unaudited).

         Major Supplier

             The Company outsources its entire product prototyping, production, manufacturing, assembly and packaging operations to a single supplier, Omega Metals, Inc. (See Note 14).

         Other

             In January 1998, Underwriter Laboratories, Inc. authorized the Company to apply the UL mark to its product. Management believes that the UL mark distinguishes the quality of the product due to the requirements necessary to bear the UL mark and that recognition of the UL mark should enhance sales.


NOTE 14. SUBSEQUENT EVENTS (Unaudited)

         Acquisition of Omega Metals

             On November 11, 1998 the Company completed purchase of all the issued common stock of Omega Metals, Inc. The Company utilizes Omega Metals, Inc. as the source of most of its manufactured products. The transaction included the issuance of 226,470 shares of common stock.

         Private Placement of Convertible Preferred Stock

             Since October 1, 1998 and to November 13, 1998, the Company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 49,650 shares have been sold for $4,965,000 resulting in the net proceeds, after offing costs of $4,456,297. The Series A Preferred shall be valued at $100.00 per share ("convertible value"), and, if converted, the Series A Preferred shall be converted into common shares (the "Conversion Stock") at the price per share equal to the then applicable Conversion Price. The holders of Series A Preferred shall have the right, at their option, to convert any or all of such shares into conversion stock at any time on or after the earlier of (i) the four month anniversary of the earliest Issuance Date of any shares of Series A Preferred or (ii) the first date upon which the shelf registration statement registering the conversion stock is declared effective by the Securities and Exchange Commission.

             The unaudited pro forma balance sheet as of September 30, 1998 reflects receipt of the net proceeds of $4,456,927 in cash through mid-November 1998, with the Series A 10% senior convertible preferred stock stated at its liquidation preference of $4,965,000 and a charge to additional paid-in-capital for the related offering costs of $508,703.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


To the Board of Directors and Stockholders
Omega Metals, Inc.
Keystone Heights, Florida


We have audited the accompanying balance sheet of Omega Metals, Inc. as of January 31, 1998 and the related statements of operations, retained earnings and cash flows for the years ended January 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omega Metals, Inc. at January 31, 1998 and the results of its operations and its cash flows for the years ended January 31, 1998 and 1997, in conformity with generally accepted accounting principles.


                              RACHLIN COHEN & HOLTZ

Miami, Florida
November 3, 1998

                               OMEGA METALS, INC.

                                  BALANCE SHEET

                                                                                      January 31,     October 31,
                                                                                         1998            1998
                                                                                         ----            ----
                                                                                                     (Unaudited)
                                      ASSETS
                                      ------
Current Assets:
   Cash                                                                               $    195,578      $   873,218
   Accounts receivable, net of allowance for doubtful accounts of $41,000                  566,900          866,587
   Income tax refund receivable                                                            163,404                -
   Inventories                                                                             373,821          257,476
   Other current assets                                                                      9,587            4,224
                                                                                     -------------   --------------

         Total current assets                                                            1,309,290        2,001,505

Property, Plant and Equipment                                                            1,455,384        1,359,777

Other Assets                                                                                     -            5,960

                                                                                     -------------   --------------
         Total assets                                                                   $2,764,674       $3,367,242
                                                                                     =============   ==============


                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------
Current Liabilities:
   Current portion of obligations under capital leases                                 $   265,825      $   843,218
   Note payable                                                                              4,026                -
   Accounts payable and accrued liabilities                                                343,362          236,832
   Loans payable, stockholders                                                             100,000                -
   Income taxes payable                                                                          -          345,000
   Deferred income taxes                                                                    52,000                -
                                                                                     -------------   --------------
         Total current liabilities                                                         765,213        1,425,050
                                                                                     -------------   --------------

Obligation under Capital Leases, Net of Current Portion                                    990,800          205,104
                                                                                     -------------   --------------

Deferred Income Taxes                                                                       53,000           53,000
                                                                                     -------------   --------------

Commitments, Subsequent Events and Other Matters                                                 -                -

Stockholders' Equity:
   Common stock; 7,500 shares of $1 par value
      authorized; 2,000 shares issued and outstanding                                        2,000            2,000
   Additional paid-in capital
                                                                                            58,000           58,000
   Retained earnings                                                                       895,661        1,624,088
                                                                                     -------------   --------------
                                                                                           955,661        1,684,088
                                                                                     -------------   --------------
         Total liabilities and stockholders' equity                                     $2,764,674       $3,367,242
                                                                                     =============   ==============

            See notes to proforma consolidated financial statements.
                                       F-24

                               OMEGA METALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                          Nine Months Ended
                                                         Year Ended                           October 31,
                                                         January 31,                    1998             1997
                                                    1998               1997          (Unaudited)     (Unaudited)
                                                    ----               ----
Net Sales                                          $4,194,889      $4,014,856         $3,873,425        $3,151,091

Cost of Sales                                       2,083,999       1,922,382          1,755,978         1,588,256
                                                -------------    ------------       ------------       -----------

Gross Profit                                        2,110,890       2,092,474          2,117,447         1,562,835

Selling, General and
   Administrative Expenses                          1,767,118        1,527,085         1,069,485           944,785
                                                -------------    ------------       ------------       -----------

Income from Operations                                343,772         565,389          1,047,962           618,050
                                                -------------    ------------       ------------       -----------

Other Income (Expense):
   Interest expense                                  (101,350)        (82,550)          (122,042)          (83,530)
   Other income                                         5,259          21,138            121,007             3,840
                                                -------------    ------------       ------------       -----------
                                                      (96,091)        (61,412)            (1,035)          (79,690)
                                                -------------    ------------       ------------       -----------

Income before Income Taxes                            247,681         503,977          1,046,927           538,360

Income Taxes                                           78,000         182,000            318,500           199,550
                                                -------------    ------------       ------------       -----------

Net Income                                        $   169,681     $   321,977         $  728,427        $  338,810
                                                =============    ============       ============       ===========

            See notes to proforma consolidated financial statements.
                                       F-25

                               OMEGA METALS, INC.

                         STATEMENTS OF RETAINED EARNINGS


                                                     Year Ended                          Nine MonthsEnded
                                                     January 31,                            October 31,
                                               1998               1997               1998                1997
                                               ----               ----               ----                ----
                                                                                  (Unaudited)        (Unaudited)
Balance, Beginning                            $725,980            $404,003           $895,661        $   725,980

Net Income                                     169,681             321,977            728,427            338,810
                                             ---------           ---------       ------------       ------------

Balance, Ending                               $895,661            $725,980         $1,624,088         $1,064,790
                                             =========           =========       ============       ============



            See notes to proforma consolidated financial statements.
                                       F-26

                               OMEGA METALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        Year Ended                Nine Months Ended
                                                                        January 31,                  October 31,
                                                                    1998           1997         1998             1997
                                                                    ----           ----         ----             ----
                                                                                             (Unaudited)     (Unaudited)
Cash Flows from Operating Activities:
   Net income                                                   $ 169,681      $ 321,977    $     728,427          $338,810
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation                                             221,463        166,153          124,615           166,970
         Provision for doubtful accounts                                          41,124                -                 -
         Deferred income taxes                                     74,000         15,000          (52,000)                -
         Changes in operating assets and liabilities:
         (Increase) decrease in:
            Accounts receivable                                    (4,512)      (105,700)        (299,687)         (149,290)
            Other current assets                                     (329)         1,350            5,363                 -
            Inventories                                           (72,539)      (114,929)         116,345           (66,751)
            Income tax refund receivable                         (163,404)             -          163,404                 -
            Other assets                                                -              -           (5,960)                -
         Increase (decrease) in:
            Accounts payable and accrued liabilities               19,040         30,636         (106,538)         (224,257)
            Income taxes payable                                 (185,708)       185,708          345,000            48,571
                                                             ------------   ------------     ------------      ------------
               Net cash provided by operating activities           57,692        541,319        1,018,969           114,053
                                                             ------------   ------------     ------------      ------------

Cash Flows from Investing Activities:
   Acquisition of property, plant and equipment                    (3,788)       (58,392)         (29,000)         (210,303)
                                                             ------------   ------------     ------------      ------------

Cash Flows from Financing Activities:
   Payments on note payable                                        (7,080)        (7,080)          (4,026)           (4,026)
   Payments on capital lease obligations                         (276,183)             -         (208,303)                -
   Proceeds (repayment) of loans from stockholders                100,000              -         (100,000)                -
                                                             ------------   ------------     ------------      ------------
               Net cash used in financing activities             (183,263)        (7,080)        (312,329)           (4,026)
                                                             ------------   ------------     ------------      ------------

Net Increase (Decrease) in Cash                                  (129,359)       475,847          677,640          (100,276)

Cash, Beginning                                                   324,937         95,546          195,578           324,937
                                                             ------------   ------------     ------------      ------------

Cash, Ending                                                   $  195,578     $  571,393      $   873,218         $ 224,661
                                                             ============   ============     ============      ============
  Cash Flow Information Supplemental Disclosures:
  Cash paid for:
      Interest                                                 $  101,350     $   82,550      $    12,204         $  83,530
                                                             ============   ============     ============      ============
      Income taxes                                             $        -     $  164,892      $         -         $ 125,530
                                                             ============   ============     ============      ============
   Non-Cash Investing and
      Financing Activities:
      Property, plant and equipment
        acquired by means of capital leases                    $  770,983     $  411,208      $         -         $ 178,000
                                                             ============   ============     ============      ============


            See notes to proforma consolidated financial statements.
                                       F-27

                               OMEGA METALS, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business

             The Company shears and molds sheet metal and manufactures metal-formed products for customers principally in Florida and Georgia.

         Inventories

             Inventories are stated at the lower of cost or market, with cost determined on the average cost method. Inventory costs for finished goods and work-in-process include material, labor, production overhead, and outside services.

         Property, Plant and Equipment

             Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         Revenue Recognition

             The Company ships all sales orders as completed and recognizes revenues from sales at the time the product is shipped.

         Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

             Cash

                The Company maintains deposit balances at financial institutions that, from time to time, may exceed federally insured limits. At January 31, 1998 and October 31, 1998 (unaudited), the Company had cash balances on deposit with two different banks that exceeded federally insured limit by a total of approximately $95,000 and $125,000, respectively. The Company believes that such risks are minimized as a result of the size and stature of the financial institutions in which the Company maintains its accounts.

             Accounts Receivable

                The Company does business and extends credit based on an evaluation of the customers' financial condition generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

                               OMEGA METALS, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

         Income Taxes

             The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carryforwards, and tax credit carryforwards existing at the date of the financial statements. An effective tax rate of 37% was used to calculate the deferred income taxes.

             A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

         Unaudited Financial Information

             The accompanying financial statements as of October 31, 1998 and for the nine months ended October 31, 1998 and 1997 are unaudited. However, in the opinion of management, such financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

NOTE 2.  INVENTORIES
                                                  January 31,       October 31,
                                                     1998               1998
                                                     ----               ----
                                                                    (Unaudited)

            Finished goods                        $  61,920          $ 26,840
            Work-in-process                         186,277           135,436
            Raw materials                           125,624            95,200
                                                  ---------         ---------
                                                   $373,821          $257,476
                                                  =========         =========


NOTE 3.  PROPERTY, PLANT AND EQUIPMENT
                                                                 Estimated Useful      January 31,     October 31,
                                                                   Lives (Years)          1998            1998
                                                                   -------------          ----            ----
                                                                                                       (Unaudited)
            Land                                                         -            $     23,809   $     23,809
            Building and improvements                                   30                 337,054        337,054
            Machinery and equipment                                     5-7                904,165        722,540
            Property held under capital leases                          5-7              1,612,827      1,612,827
            Vehicles                                                     5                  31,414         31,414
            Tools                                                        5                  15,323         15,323
                                                                                      ------------   ------------
                                                                                         2,924,592      2,742,967
            Less accumulated depreciation                                                1,469,208      1,383,190
                                                                                      ------------   ------------
                                                                                        $1,455,384     $1,359,777
                                                                                      ============   ============

         Depreciation expense for the years ended January 31, 1998 and 1997 was $221,463 and $166,153, respectively, and for the nine months ended October 31, 1998 and 1997 was $124,615 and $166,970, respectively (unaudited).


NOTE 4.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
                                                                                       January 31,      October 31,
                                                                                           1998            1998
                                                                                           ----            ----
                                                                                                        (Unaudited)
            Accounts payable                                                             $319,561        $207,570
            Accrued salaries                                                               22,459          22,459
            Accrued payroll taxes                                                           1,342           6,803
                                                                                        ---------       ---------
                                                                                         $343,362        $236,832
                                                                                        =========       =========

NOTE 5.  NOTE PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASES

         Note Payable

             The Company has a note payable to a bank which is collateralized by a vehicle. The note has an interest rate of 7.75%. It is due in monthly installments of $590 and matures in September 1998. The amount due on the note as of January 31, 1998 was $4,026, and was subsequently paid.

         Obligations Under Capital Leases

             The Company is the lessee of certain equipment under capital leases expiring in various years through 2005. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated useful lives. Depreciation of assets under capital leases is included in depreciation expense for the years ended January 31, 1998.

         Minimum future lease payments under capital leases as of January 31, 1998 and in the aggregate are as follows for the years ending January 31:

                1999                                             $   393,842
                2000                                                 358,954
                2001                                                 310,868
                2002                                                 196,704
                2003                                                 159,972
                Thereafter                                           421,425
                                                                 -----------
                Total minimum lease payments                       1,841,765
                Less amount representing interest                    585,140
                                                                 -----------
                Present value of net minimum payments              1,256,625
                Less current portion                                 265,825
                                                                 -----------
                Long-term portion                                $   990,800
                                                                 ===========


NOTE 6.  PROFIT SHARING PLAN

         The Company has a 401(k) Profit Sharing Plan covering all employees who meet minimum length of service and age requirements. Employer contributions are made at the discretion of management, and were $75,000 for each of the years ended January 31, 1998 and 1997. Employees are vested for purposes of the Company's contribution as follows:

            Years of Service                                      Percentage
            ----------------                                      ----------

                Less than 1                                           0%
                    1-2                                              20
                    2-3                                              40
                    3-4                                              60
                    4-5                                              80
                 5 or more                                          100

NOTE 7.  LOANS PAYABLE, STOCKHOLDERS

         As of January 31, 1998, two stockholders of the Company advanced $50,000 each to the Company. The loans which bear interest at 10%, were used specifically for operating purposes and were repaid in February 1998.

NOTE 8.  LINE OF CREDIT

         The Company has available a bank line of credit for $250,000, with interest at 9.5%. The line is collateralized by accounts receivable and inventory. As of January 31, 1998, the Company had not drawn on the line of credit. In February 1998, the Company drew $150,000 on the line. This amount was paid in full during April 1998.

NOTE 9.  INCOME TAXES

                                                                                       Nine Months Ended
                                                      Year Ended January 31,               October 31,
                                                        1998         1997              1998              1997
                                                        ----         ----              ----              ----
                                                                                   (Unaudited)        (Unaudited)
            Current:
               Federal                              $  4,000      $150,000         $ 325,500           $181,500
               State                                       -        17,000            45,000             18,050
            Deferred:
               Federal                                67,000        14,000           (50,000)                 -
               State                                   7,000         1,000            (2,000)                 -
                                                   ---------     ---------         ---------      -------------
                                                     $78,000      $182,000          $318,500           $199,550
                                                   =========     =========         =========      =============

         The components of deferred income tax liabilities (assets) are as follows:

                                                                                 January 31,        October 31,
                                                                                    1998                1998
                                                                                    ----                ----
                                                                                                    (Unaudited)
            Deferred income tax liability, current:
              Net operating loss                                                   $ (16,000)         $        -
              Allowance for doubtful accounts                                         42,000                   -
              Other                                                                   26,000                   -
                                                                                   ---------         -----------
                                                                                      52,000                   -
            Deferred income tax liability, long-term:
              Depreciation                                                            53,000              53,000
                                                                                   ---------         -----------
                                                                                    $105,000             $53,000
                                                                                   =========         ===========

         The Company's federal and state income tax returns have not been examined by responsible taxing authorities for the past several years. The final determination of the amount and timing of currently payable income taxes is therefore subject to possible examination of these unexamined years by such responsible taxing authorities.


NOTE 10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of January 31, 1998 and October 31, 1998. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of January 31, 1998 and October 31, 1998 or that will be realized in the future.

         The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable, and debt and capital lease obligations maturing within one year. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

         The fair value of non-current debt instruments have been estimated using discounted cash flow models incorporating discount rates based on current market interest rates for similar types of instruments or quoted market prices, when applicable. At January 31, 1998 and October 31, 1998, the differences between the estimated fair value and the carrying value of non-current debt instruments were considered immaterial in relation to the Company's financial position.


NOTE 11. COMMITMENTS, SUBSEQUENT EVENTS AND OTHER MATTERS

         Major Customer

             The Company has an agreement with one its customers to produce and ship aluminum formed parts on a continuous basis for the period beginning January 1, 1998 and ending December 31, 1998. The amount of products provided by Omega Metals, Inc. will be based on quarterly forecasts, and orders for the most current four week period are fixed. These forecasts are updated weekly, and the agreement specifies that shipments will be made weekly. The purchasing company may cancel orders outside of the four week period in which orders are firm with no penalty, and, at any time, either party may terminate the agreement with at least sixty days written notice.

             This customer represented approximately 32% of sales for each of the years ended January 31, 1998 and 1997, and 30% of sales for the nine months ended October 31, 1998 and 1997 (unaudited).

         Major Vendors

             The Company purchases sheet metal from a vendor that represented approximately 77% and 75% of purchases for the years ended January 31, 1998 and 1997, respectively, and approximately 70% of purchases for the nine months ended October 31, 1998 and 1997.

         Employment Contracts

             Subsequent to January 31, 1998, the Company entered into employment agreements with two members of management. These agreements are for a term of two years commencing in November 1998. The agreements provide, among other things, for total annual compensation of $250,000 plus profit participation equal to 10% of the net profits of the Company, as defined, in excess of $1,200,000 annually.

         Subsequent Event (Unaudited)

         In November 1998, the Company became a wholly-owned subsidiary of American Access Technologies, Inc.

             SUBSEQUENT EVENTS

         On November 11, 1998 the company completed purchase of all the issued common stock of Omega Metals, Inc. The company utilizes Omega Metals, Inc. as its source of most of its manufactured products. The transaction included an exchange of 226,470 restricted common stock shares being issued.

          Since October 1, 1998 and to November 13, 1998, the company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 49,650 shares have been sold for $4,965,000. The series A Preferred shall be valued at $100.00 per share ("convertible value"), and, if converted, the series A Preferred shall be converted into common (the "Conversion Stock") at the price per share equal to the then applicable Conversion Price. The holders of Series A Preferred shall have the right, at their option, to convert any or all of such shares into conversion stock at any time on or after the earlier of
(i) the four month anniversary of the earliest Issuance Date of any share of Series A Preferred or (ii) first date upon which the shelf registration statement registering the conversion stock is declared effective by the Securities and Exchange Commission.

                               -----------------

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

                               -----------------

     This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.


                               TABLE OF CONTENTS

Prospectus Summary .............................................................
Risk Factors ...................................................................
Use of Proceeds ................................................................
Market for Securities
Recent Financing
Dividend Policy
Management's Discussion and
 Analysis of Results of Operation
 and Financial Condition
Business .......................................................................
Management .....................................................................
Indemnification ................................................................
Certain Relationships and Related Transactions .................................
Security Ownership of Certain Beneficial
 Owners and Management .........................................................
Description of Securities ......................................................
Plan of Distribution/Selling Security Holders ..................................
Legal Matters ..................................................................
Experts ........................................................................
Additional Information .........................................................
Index to Financial Statements ..................................................

UNTIL ____________, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION DESCRIBED HEREIN, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THE OFFERING HEREIN.


                                 AMERICAN ACCESS
                               TECHNOLOGIES, INC.

                                -----------------

                                   PROSPECTUS

                                -----------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Directors and Officers.

         Reference is hereby made to the provisions of Section 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IV of Registrant's Amended and Restated Articles of Incorporation which is filed as Exhibit 3(a).

         Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.


             Registration Fee                                    $ 7,911
             Printing Expenses*                                    1,500
             Legal Fees and Expenses*                             10,000
             Accounting Fees and Expenses*                         8,000
             Blue Sky Fees and Expenses*                           3,000
             Transfer Agent Fees and Expenses*                     1,000
             Misc.*                                                  600
                                                                --------
             Total                                               $32,011
                                                                ========

             *Estimated

         Item 26. Recent Sales of Unregistered Securities.

         The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933.

        On November 25,1996, in connection with the Registrant's organizational activities, 2,000,000 shares of common stock were issued to founders and officers, Victor Murray, Richard Murray, Steven J. Robinson, Bobby E. Story and Steve Jones for par value of $.001 per share. Messrs. Robinson and Jones subsequently returned a total of 400,000 shares to the Company for cancellation. The Company also issued each of the foregoing persons a stock purchase warrant for 70,000 shares. Mr. Jones' warrant was subsequently cancelled. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

         The Company issued 50,000 shares of common stock to John W. Cooney, a director, for $.001 per share on February 11, 1997. Exemption form registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

         On December 2, 1996 the Company sold 400,000 shares and on February 1997 the Company sold 400,000 shares of common stock to Bridge Bank, Ltd. at par value of $.001 per share. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

         The Company issued a stock purchase warrant to Capital International Securities Group, Inc. for 350,000 shares exercisable for $8.00 per share on February 11, 1997. Exemption is claimed under Section 4(2) of the Securities Acts of 1933, as amended. Holder, a member of NASD, is sophisticated.

         From February 12 to April 11, 1997 the Company undertook a private offering pursuant to Regulation D, Rule 504 and sold 400,000 shares of common stock for $600,000. The Company issued 120,000 stock purchase warrants in connection with the private offering, exercisable at $3.00 and such shares were issued on exercise of the warrants. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

          Since October 1, 1998 and to November 13, 1998, the company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 50,000 shares have been sold for $5,000,000. Merrill Weber & Co., Inc. and Capital International Securities Group, Inc., members NASD, were placement agents and received commissions of $575,000, expenses and administrative fees of $80,981, and accounting fees of $10,000, and warrants to purchase 100,000 shares of common stock for $25.00 per share which expire October 14, 2003. The shares were issued to accredited investors, pursuant to the exemption from registration under Rule 506 of Regulation D.

          On November 11, 1998 the company completed purchase of all the issued common stock of Omega Metals, Inc. from two persons. The company utilizes Omega Metals, Inc. as its source of most of its manufactured products. The transaction included an exchange of 226,470 restricted common stock shares being issued, pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933.

         All of such securities were not solicited by advertising or any general solicitation and, except such securities issued pursuant to Rule 504, contain a restrictive legend.

 Item 25. Exhibits.

Exhibit No.       Description
-----------       -----------
3(a) Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3(a) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(b) Bylaws of the Registrant (Incorporated by reference to Exhibit 3(b) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(c) Form of $8.00 Stock Purchase Warrant expiring February 11, 2000 (Incorporated by reference to Exhibit 3(c) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(d) Form of $3.00 Stock Purchase Warrant expiring February 11, 2000 (Incorporated by reference to Exhibit 3(d) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(e) Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to Registrant's Quarterly Report on Form 10Q-SB for quarter ended September 30, 1998).

3(f)     Form of Stock Purchase Warrant expiring October 14, 2003.*

5.1      Opinion of counsel.*

8.2 Composite Exhibit of Stocking Distributor Agreements with Anixter, Inc., State Electric Supply Company, and DataCom, Inc. (Incorporated by reference to Exhibit 8.2 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.3 Value Added Reseller Agreement with DataStar Computer Systems, Inc. (Incorporated by reference to Exhibit 8.3 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.4 Engagement letter dated November 27, 1996 between Registrant and Capital International Securities Group, Inc. (Incorporated by reference to Exhibit 8.4 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.5 Composite Exhibit of Management Agreements with Vic Murray and Sons, Steve R. Jones, Steven K. Robinson and Nacex, Inc. Incorporated by reference to Exhibit 8.5 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.6      Consulting Agreement dated August 28, 1997 between Registrant and Steve
         R. Jones. (Incorporated by reference to Exhibit 8.6 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.7      Management Termination Agreement dated December 9, 1997 between Steven
         K. Robinson and Registrant. (Incorporated by reference to Exhibit 8.7 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2
         - File No. 333-43589).

8.8      Purchase Agreement dated October 21, 1996 between Registrant and Victor
         E. Murray. (Incorporated by reference to Exhibit 8.8 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.9      Promissory Note dated December 2, 1996. (Incorporated by reference to
         Exhibit 8.9 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.10 Agreement and Plan of Reorganization dated November 11, 1998 relating to the acquisition of Omega Metals, Inc. (Incorporated by reference to Exhibit 2.1 to Registrant's Form 10Q-SB for the Quarter ended September 30, 1998.

8.11 Registration Rights Agreement relating to Registrant's Series A 10% Senior Convertible Preferred Stock.*

8.12 Employment Agreements between Omega Metals, Inc. and John Presley and Erik Wiisanen.*

8.13 Letter of Intent to Purchase additional land from Troy Fornshell and Anna Fornshell.*

11.1     Statement Re: Computation of Net Loss per Common Share.*

23       Consent of counsel is contained in Exhibit 5.1.*

23.1     Consent of Independent Certified Public Accountants.*

27.0 Financial Data Schedule.(Incorporated by reference to Exhibit 27.0 Form SB-2, December 11, 1998, File No. 333-68791)

* Filed with Amendment  No. 1

         Item 26. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Altamonte Springs and State of Florida on December 11, 1998.


                             AMERICAN ACCESS TECHNOLOGIES, INC.

                              By /s/ Victor E. Murray
                                 -------------------------------------------
                                 President/ principal executive officer


   In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                                      Title                                        Date
---------                                      -----                                        ----
Victor E. Murray                President and Director                                December 11, 1998
                                (Principal Executive Officer)

Richard A. Murray               Vice President and Director                                "

Bobby E. Story                  Treasurer, (Principal Accounting                           "
                                Officer), Director

Victor D. Phillips              Director                                                   "
